GEORGIAN BANCORPORATION, INC.
                               3270 Florence Road
                         Powder Springs, Georgia  30127
                                 (770) 943-1400

                               ____________, 2004


Dear  Shareholder:

     You are cordially invited to attend a special meeting of shareholders, which will be held at 10:00 a.m., on __________, 2004, at the Metropolitan Club, 5895 Windward Parkway, Alpharetta, Georgia 30005. I hope that you will be able to attend the meeting, and I look forward to seeing you.

     The principal purpose of the special meeting is for shareholders to vote on an Agreement and Plan of Reorganization (the "Plan") that is designed to take Georgian private by reducing its number of shareholders of record below 300. Once Georgian is a private company, it will realize significant cost savings resulting from the termination of its reporting obligations under the Securities Exchange Act of 1934.

     The Plan provides for the merger of Georgian Interim Corporation ("Interim") with and into Georgian, with Georgian surviving the merger (the "Reorganization"). Interim is a new Georgia corporation formed solely to effect the Reorganization. If the Plan is approved by our shareholders, shareholders owning 2,000 or fewer shares of Georgian common stock of record will generally receive $15.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     We plan to effect the Reorganization by filing articles of merger as soon as possible after we obtain shareholder approval of the Plan. This date will also serve as the record date for determining the ownership of shares for purposes of the Reorganization.

     The board of directors has established ____________, 2004 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by __________, 2004. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

     The board of directors has unanimously determined that the Plan is fair to Georgian's shareholders, including unaffiliated shareholders as a group, and has voted unanimously in favor of the Plan. On behalf of the board of directors, I urge you to vote FOR approval of the Plan.


                                        Sincerely,


                                        /s/  Gordon  R.  Teel
                                        Chairman  and  Chief  Executive  Officer

                          GEORGIAN BANCORPORATION, INC.
                               3270 Florence Road
                         Powder Springs, Georgia  30127
                                 (770) 943-1400

                  NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD __________, 2004


     A special meeting of shareholders of Georgian Bancorporation, Inc. will be held on __________, 2004, at the Metropolitan Club, 5895 Windward Parkway, Alpharetta, Georgia 30005, for the following purposes:

     (1) To vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Georgian Interim Corporation with and into Georgian, with Georgian surviving the merger and the record holders of 2,000 or fewer shares of Georgian common stock generally receiving $15.00 in cash in exchange for each of their shares of such stock. The text of the Plan is set forth in Appendix A to the enclosed proxy
                                                ----------
          statement.

     (2) To vote on the adjournment of the special meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies or attendance at the meeting.

     (3) To transact any other business as may properly come before the meeting or any adjournment of the meeting.

     THE  BOARD  OF  DIRECTORS  UNANIMOUSLY  RECOMMENDS  THAT  YOU  VOTE FOR THE
APPROVAL  OF  THE  PLAN  AND  FOR  THE  POTENTIAL  ADJOURNMENT  OF  THE MEETING.

     Georgian's shareholders are entitled to statutory dissenters' rights under the Plan. If Georgian's shareholders approve the Plan, shareholders who elect to dissent from approval of the Plan are entitled to receive the "fair value" of their shares of common stock if they comply with the provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders. We have attached a copy of Article 13 of the Georgia Business Corporation Code as Appendix B to the accompanying proxy statement.
                       -----------

     The board of directors has set the close of business on __________, 2004, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

     We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed form of proxy as soon as possible. Promptly returning your form of proxy will help ensure the greatest number of shareholders are present whether in person or by proxy.

     If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

                                        By  Order  of  the  Board  of Directors,


                                        /s/  Gordon  R.  Teel
                                        Chairman  and  Chief  Executive  Officer
____________,  2004

                          GEORGIAN BANCORPORATION, INC.
                               3270 Florence Road
                         Powder Springs, Georgia  30127
                                 (770) 943-1400

================================================================================

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 2004

================================================================================

     The board of directors of Georgian Bancorporation, Inc. ("Georgian" or the "Company") has determined that it is in the best interests of Georgian and its shareholders to effect a reorganization that will permit Georgian to become a private company by reducing its number of shareholders of record below 300. Once private, Georgian will realize significant cost savings by terminating the registration of its common stock under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and its related reporting obligations.

     The Plan provides for the merger of Georgian Interim Corporation ("Interim") with and into Georgian, with Georgian surviving the merger. Interim is a new Georgia corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 2,000 or fewer shares of Georgian common stock of record will generally receive $15.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     This proxy statement provides you with detailed information about the proposed Reorganization. We encourage you to read this entire document carefully.

     The board of directors has determined that the Plan is fair to Georgian's shareholders, including unaffiliated shareholders as a group. Additionally, all of the directors, including those who are not employees of Georgian, have unanimously approved the Plan. The Reorganization cannot be completed, however, unless the Plan is approved by the holders of a majority of the votes entitled to be cast on the Plan. The current directors and executive officers of Georgian beneficially own approximately 21% of the outstanding shares and have indicated that they intend to vote their shares in favor of the Plan.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE RECAPITALIZATION PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY OR DETERMINED IF THIS PROXY STATEMENT IS TRUTHFUL OR COMPLETE. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS PROXY STATEMENT IS ____________, 2004. WE FIRST MAILED THIS PROXY STATEMENT TO THE SHAREHOLDERS OF GEORGIAN ON OR ABOUT THAT DATE.

                                IMPORTANT NOTICES

     Our common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reorganization is effected. By accepting receipt of this proxy statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.

     We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a fundamental change in the information included in this document.

     You should not construe the contents of this proxy statement or any communication from Georgian, whether written or oral, as legal, tax, accounting or other expert advice. You should consult with your own counsel, accountant or other professional advisor, as appropriate.

     We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reorganization is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

     (1) changes in economic conditions, both nationally and in our primary market area;

     (2) changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

     (3) the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

     (4) the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

     (5) the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

     The words "we," "our," and "us," as used in this proxy statement, refer to Georgian and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.

                                 TABLE OF CONTENTS

                                                                               Page

SUMMARY TERM SHEET. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

QUESTIONS AND ANSWERS ABOUT THE MEETING . . . . . . . . . . . . . . . . . . .     5

SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

     PURPOSE OF THE REORGANIZATION. . . . . . . . . . . . . . . . . . . . . .     8
     ALTERNATIVES CONSIDERED. . . . . . . . . . . . . . . . . . . . . . . . .     8
     BACKGROUND OF THE REORGANIZATION . . . . . . . . . . . . . . . . . . . .     9
     REASONS FOR THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . .    10
     POTENTIAL DISADVANTAGES OF THE REORGANIZATION. . . . . . . . . . . . . .    11
     EFFECTS OF THE REORGANIZATION ON GEORGIAN. . . . . . . . . . . . . . . .    11
     EFFECTS OF THE REORGANIZATION ON AFFILIATES. . . . . . . . . . . . . . .    12
     FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION. . . . . . . . . .    13
     PRO FORMA EFFECT OF THE REORGANIZATION . . . . . . . . . . . . . . . . .    15
     SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . .    16
     RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REORGANIZATION    16
     AFFILIATES' DETERMINATION OF FAIRNESS OF THE REORGANIZATION. . . . . . .    19
     OPINION OF INDEPENDENT FINANCIAL ADVISOR . . . . . . . . . . . . . . . .    20

INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS . . . . . . . . . .    27

     TIME AND PLACE OF MEETING. . . . . . . . . . . . . . . . . . . . . . . .    27
     RECORD DATE AND MAILING DATE . . . . . . . . . . . . . . . . . . . . . .    27
     NUMBER OF SHARES OUTSTANDING . . . . . . . . . . . . . . . . . . . . . .    27
     PURPOSE OF SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . .    27
     DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
     PROCEDURES FOR VOTING BY PROXY . . . . . . . . . . . . . . . . . . . . .    27
     REQUIREMENTS FOR SHAREHOLDER APPROVAL. . . . . . . . . . . . . . . . . .    28
     SOLICITATION OF PROXIES. . . . . . . . . . . . . . . . . . . . . . . . .    28

DESCRIPTION OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

     THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     SOURCE OF FUNDS AND EXPENSES . . . . . . . . . . . . . . . . . . . . . .    31
     DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

INFORMATION ABOUT GEORGIAN AND ITS AFFILIATES . . . . . . . . . . . . . . . .    35

     OVERVIEW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
     DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . . . . . . . . . . . . .    35
     STOCK OWNERSHIP BY AFFILIATES. . . . . . . . . . . . . . . . . . . . . .    39
     RECENT AFFILIATE TRANSACTIONS IN GEORGIAN STOCK. . . . . . . . . . . . .    40
     STOCK PURCHASES BY GEORGIAN. . . . . . . . . . . . . . . . . . . . . . .    41
     RELATED PARTY TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . .    41
     MARKET FOR COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . .    42
     DESCRIPTION OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . .    42
     DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . . . .    45

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION. . . . . . . . . . . . . . . . .    47

WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . . .    52

DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . . .    52


                                        i

APPENDIX A     AGREEMENT AND PLAN OF REORGANIZATION . . . . . . . . . . . . .  A-1

APPENDIX B     ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE. . . . . .  B-1

APPENDIX C     OPINION OF INDEPENDENT FINANCIAL ADVISOR . . . . . . . . . . .  C-1

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of the Plan. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement, including the financial information and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.

     - STRUCTURE OF THE REORGANIZATION. The Plan provides for the merger of Georgian Interim Corporation ("Interim") with and into Georgian, with Georgian surviving the merger. Interim is a new Georgia corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 2,000 or fewer shares of Georgian common stock will generally receive $15.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     - EFFECTS OF THE REORGANIZATION ON SHAREHOLDERS: A shareholder who owns 2,000 or fewer shares of Georgian common stock "of record" will generally receive $15.00 per share in cash in the Reorganization, while a record holder of more than 2,000 shares will be unaffected. A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates individually, as a joint tenant with someone else, as trustee and in an IRA, those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in "street name" on a shareholder's behalf are held of record by the broker. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, our Plan is based on the number of shares held of record without regard to the ultimate control of the shares, except for a limited exception involving shares held in an IRA as discussed below.

          As a result, a single shareholder with more than 2,000 shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold 2,000 or fewer shares. To avoid this, the shareholder would need to consolidate his or her ownership into a single form of ownership representing more than 2,000 shares. The acquisition of additional shares prior to the effective date of the Reorganization is also permitted.

          The Plan provides for one limited exception to the "record holder" counting rules described above. Although an individual retirement account counts as a separate shareholder of record, our Plan permits shareholders who own more than 2,000 shares of record and in an IRA account on a combined basis to retain those shares in the same form. For example, a shareholder holding 1,500 shares in his or her own name and 600 shares in an IRA would be able to keep the shares held in each account, even though the Plan would otherwise require that the shares in both accounts be converted to cash. Conversely, however, a shareholder with 1,000 shares in his or her own name and 500 shares in an IRA would receive cash for all 1,500 shares under the Plan.

     -    EFFECTS OF THE REORGANIZATION ON THE COMPANY:  As a result of the
          Reorganization:

          - our number of record shareholders, measured as of June 30, 2004, will be reduced from approximately 631 to approximately 230 and the number of outstanding shares of Georgian common stock will decrease from approximately 5.9 million to approximately 5.7 million, resulting in a significant decrease in the number of shares that will be available for purchase and sale in the market;

          - we will be entitled to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission (the "SEC") or be classified as a public company;

          - the book value per share of Georgian common stock as of June 30, 2004 on a historical basis will be reduced from approximately $9.80 to approximately $9.57 on a pro forma basis;

          - the percentage ownership of Georgian common stock beneficially owned by its executive officers and directors as a group will increase slightly from approximately 21.0% to 21.9%;

          - our capital will be reduced, including a decrease in Tier I capital as of June 30, 2004, from approximately $58.3 million on a historical basis to approximately $54.6 million on a pro forma basis.

               See  page  __  for  a more detailed description of these effects.

     - REASONS FOR THE REORGANIZATION: Our principal reasons for effecting the Reorganization are:

          - the cost savings of approximately $275,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act of 1934, as amended, and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

          - our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

               See  page  __  for  more  detailed  information.

     - FAIRNESS OF THE REORGANIZATION: We believe that the Reorganization is fair to, and in the best interest of, our shareholders, including unaffiliated shareholders as a group. The board of directors has unanimously approved the Plan and the transactions contemplated thereby. The board's opinion is based on several factors, which are summarized beginning on page __. These factors include:

          - Historical Market Prices of the Georgian Common Stock: Our stock is not listed on an exchange, and there is not an organized trading market for our common stock. In our September 2003 private placement, our stock sold at $10.00 per share. We do not have any information as to subsequent trading prices for our common stock, and we have not repurchased any shares of our common stock during the past two years. See "Information About Georgian and its Affiliates-Recent Affiliate Transactions in Georgian Stock" on page __ for more specific information regarding prices at which our shares have been sold.

          - Earnings: The price per share that will be paid in the Reorganization reflects a multiple of 214 times Georgian's earnings per share for the year ended December 31, 2003 and 375 times its earnings per share for the six months ended June 30, 2004.

          - Book Value: The price per share to be paid in the Reorganization reflects a multiple of 1.53 times Georgian's June 30, 2004 book value per share.

          - Premium to Market Prices and Book Value: The price per share to be paid in the Reorganization represents a 50% premium over the last known trading price for our common stock prior to announcement of the Reorganization and a 50% premium over the average trading price for 2004. It also represents a 53% premium over the June 30, 2004 book value per share of the Georgian common stock.

          - Independent Valuation. According to an independent valuation prepared by Southard Financial, the fair value of the Georgian common stock as of April 30, 2004 was $14.25 per share.

          - Opinion of Independent Financial Advisor: Southard Financial has delivered its opinion to our board of directors that the $15.00 per share price to be paid in the Reorganization is fair, from a financial point of view, to Georgian's shareholders. A copy of the opinion is attached as Appendix C. See "Opinion of
                                               -----------
               Independent Financial Advisor" on page __ for additional information.

          - Liquidity Provided. The Reorganization will provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the lack of an organized trading market for our stock.

     - EFFECTIVENESS OF THE REORGANIZATION: The Reorganization will not be effected unless and until Georgian's shareholders approve the Reorganization. Assuming this occurs, and as shortly thereafter as is practicable, Georgian will file articles or a certificate of merger with the Georgia Secretary of State and thereby effect the

          Reorganization. We anticipate that the Reorganization will be effected in the fourth quarter of 2004. See page __ for more detailed information.

     -    EFFECT  OF  REORGANIZATION  ON  OUTSTANDING  OPTIONS  AND  WARRANTS:
          Outstanding options and warrants will not be affected by the Reorganization.

     - FINANCING FOR THE REORGANIZATION: We estimate that approximately $3.7 million will be required to pay for the shares of Georgian common stock exchanged for cash in the Reorganization. We intend to finance the Reorganization with short-term indebtedness. See "Description of the Plan-Source of Funds and Expenses" on page __.

     - DISSENTERS' RIGHTS: Shareholders are entitled to dissenters' rights in connection with the approval of the Plan. See page __ and Appendix
                                                                        --------
          B  for  additional  information.
          -

                     QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:   WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders.

     This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We first sent this proxy statement, notice of special meeting and the enclosed proxy card on or about ____________, 2004 to all shareholders entitled to vote. The record date for those entitled to vote is __________, 2004. On that date, there were __________ shares of our common stock outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:   WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

A: The special meeting will be held on __________, 2004, at the Metropolitan Club, 5895 Windward Parkway, Alpharetta, Georgia 30005, at 10:00 a.m.

Q:   WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

A: All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of __________, 2004 may cast their votes in person or by proxy at the special meeting.

Q:   WHAT  IS  THE  VOTE  REQUIRED?

A: The proposal to approve the Plan must receive the affirmative vote of the holders of a majority of the votes entitled to be cast on the Plan, while the proposal regarding the potential adjournment of the special meeting must receive more affirmative votes than negative votes in order to be approved. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Plan, but will not affect the adjournment proposal. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Plan, but will not affect the adjournment proposal.

Q:   WHAT  IS  THE  RECOMMENDATION  OF  OUR  BOARD  OF  DIRECTORS  REGARDING THE
     PROPOSALS?

A: Our board of directors has determined that the Plan is fair to our unaffiliated shareholders and that it is advisable and in the best interests of Georgian and its shareholders as a whole. Our board of directors has therefore unanimously approved the Plan and all transactions contemplated thereby and recommends that you vote "FOR" approval of the Plan and "FOR" approval of the adjournment proposal at the special meeting.

Q:   WHAT DO I NEED TO DO NOW?

A: Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:   MAY  I  CHANGE  MY  VOTE  AFTER  I  HAVE  MAILED  MY  SIGNED  PROXY  CARD?

A: Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q: WHAT IF I DON'T RETURN A PROXY CARD OR VOTE MY SHARES IN PERSON AT THE SPECIAL MEETING?

A: If you don't return your proxy card or vote your shares in person at the special meeting, each of those shares will be treated as a non-vote and will have the same effect as a vote against approval of the Plan.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker will mail information to you that will explain how to give these instructions.

Q: WILL MY SHARES HELD IN "STREET NAME" OR ANOTHER FORM OF RECORD OWNERSHIP BE COMBINED FOR VOTING PURPOSES WITH SHARES I HOLD OF RECORD?

A: No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:   IF I'M RECEIVING CASH IN THE REORGANIZATION, WHEN WILL I GET MY MONEY?

A: After the shareholders' meeting and the closing of the transaction, we'll mail you instructions on how to exchange your stock certificate for cash. After you sign the forms provided and return your stock certificate, we will send you your cash.

Q:   I DON'T KNOW WHERE MY STOCK CERTIFICATE IS.  HOW WILL I GET MY CASH?

A: The materials we'll send you will include an affidavit that you'll need to sign attesting to the loss of your certificate. Depending on the number of shares involved, we may request that you provide a bond to cover any potential loss to the Company.

Q:   Will I have dissenters' rights in connection with the Reorganization?

A:   Yes.  Please  see  page  __  and Appendix B for a discussion of dissenters'
                                      ----------
     rights  in  connection  with  the  Reorganization.

Q:   WHAT  IF  I  HAVE  QUESTIONS  ABOUT  REORGANIZATION  OR THE VOTING PROCESS?

A: Please direct any questions about the Reorganization or the voting process to our Chief Financial Officer, Philip H. Ekern, at our main office, located at 3270 Florence Road, Powder Springs, Georgia 30127, telephone
     (770)  943-1400.

                                 SPECIAL FACTORS

PURPOSE OF THE REORGANIZATION

     The primary purpose of the Reorganization is to enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act, which will result in the elimination of the expenses related to our disclosure and reporting requirements under the Act. As a secondary matter, it is likely to decrease the administrative expense we incur in servicing a large number of record shareholders who own relatively small numbers of shares.

     Georgian had approximately 631 record shareholders as of June 30, 2004, but approximately 61% of the outstanding shares as of that date were held by fewer than 53 shareholders. As a result, there is a limited market for Georgian's shares and the board of directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act of 2004 (the "Sarbanes-Oxley Act"). These requirements include preparing and filing current and periodic reports with the Securities and Exchange Commission (the "SEC") regarding our business, financial condition, board of directors and management team, having these reports reviewed by outside counsel and independent auditors, and documenting our internal controls in preparation for an audit to be filed with the SEC. We also incur less tangible, but nonetheless significant, costs in management time and attention that could otherwise be deployed toward revenue-enhancing activities. The cost of compliance is substantial, representing an estimated annual cost to us of $275,000. In light of this expense and the lack of an organized trading market for Georgian's common stock, the board of directors believes Georgian receives little relative benefit from being registered under the Securities Exchange Act. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing shareholders who are record holders of relatively small numbers of shares.

     In view of this cost, particularly in light of the relatively small benefit we believe our shareholders have received as a result of our status as a public company, we believe the Reorganization will provide a more efficient means of using our capital to benefit our shareholders. At present, we believe that our thin trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

     The Plan is designed to substantially reduce the number of Georgian's shareholders of record. As of June 30, 2004, Georgian had approximately 401 shareholders who owned 2,000 or fewer shares of record. The Reorganization will allow us to pay these shareholders a fair price for their shares in a limited trading market while eliminating the costs associated with servicing shareholders of record who own relatively small numbers of shares and saving the significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements under the Securities Exchange Act and the Sarbanes-Oxley Act.

ALTERNATIVES  CONSIDERED

     In making our determination to proceed with the Reorganization, we considered other alternatives. We rejected these alternatives because we believed the Reorganization would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

     Reverse Stock Split. We considered declaring a reverse stock split at a ratio of 1-for 2,000, with cash payments to shareholders who would hold less than a whole share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction or, to avoid the related administrative and accounting inconvenience, pay cash to shareholders not holding an even multiple of 2,000 shares, which would significantly increase our transaction costs. Accordingly, the board determined that the Plan would be the most effective method of electing to reduce the number of shareholders and rejected the reverse stock split alternative.

     Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in the Georgian common stock being held by fewer than 300 shareholders of record. As a result, we rejected this alternative.

     Acquisition of Another Institution. One method of utilizing capital to improve shareholder value is to acquire another institution. Acquiring another institution involves significant management time and expense, however, and requires a great deal of effort in integrating the acquired institution's personnel, customers and information systems. While we remain alert to opportunities for profitable acquisitions, we have not yet identified any candidates that provide the appropriate long-term return on the necessary investment.

     Sale of the Company. We do not believe that the sale of Georgian at this time would be appropriate because we believe the value of the consideration that an acquirer would likely offer to our shareholders would not reflect an appropriate return on their investment. We also believe a sale of our company at this stage of its growth and implementation of its business plan would be detrimental to our ability to serve our target markets. Because we believe that a sale of Georgian would not be in the best interests of our shareholders, employees or community, we have not solicited, nor have we received, any unsolicited, third party bids, and we have not engaged in any specific discussions with potential purchasers. For the foregoing reasons, we have rejected this alternative.

BACKGROUND OF THE REORGANIZATION

     Georgian has filed reports under the Securities Exchange Act since its initial public offering, which closed in July 2001. These reports include annual, quarterly and current reports presenting and analyzing Georgian's business, financial condition, results of operations and management structure. On April 29, 2004, we became subject to additional reporting requirements regarding insiders' stock transactions, potential short-swing profit liability and proxy statement disclosure requirements. Additionally, for the 2005 fiscal year, we will be required to prepare and file with the SEC a detailed audited report as to our internal controls.

     As Georgian became subject to the increasing reporting and compliance burdens described above, management begin to weigh the relative benefits and disadvantages relating to continuing Georgian's status as a public company. As part of this analysis, management examined Georgian's shareholder list to evaluate the various transactional alternatives, including the effects of various cash-out prices and thresholds, for further consideration by the board of directors. On May 19, 2004, our board of directors engaged Southard Financial to provide a valuation of Georgian's common stock and to render a fairness opinion in the event the board elected to proceed with a going-private transaction.

     During June and early July 2004, Southard Financial and our management team compiled the information described above for consideration by the Board. On July 13, 2004, the Board met with management and outside counsel and considered the alternatives presented under "-Alternatives Considered," the benefits and disadvantages of the Reorganization as described below under "-Reasons for the Reorganization" and "-Potential Disadvantages of Reorganization" and the fairness of the Reorganization to shareholders generally and to unaffiliated shareholders specifically as described below under "-Recommendation of the Board of Directors; Fairness of the Reorganization." After a discussion of these issues and a review of Southard Financial's independent valuation, the Board of Directors, including those directors who are not employees of Georgian, unanimously set a $15.00 per share cash-out price, subject to receipt of a fairness opinion from Southard Financial, and approved the other provisions of the Plan. The Board also determined specifically that the Reorganization was fair, from a financial and procedural point of view, to Georgian's shareholders, including unaffiliated shareholders as a group, and directed that the Plan be submitted to the shareholders with a recommendation for approval.

REASONS FOR THE REORGANIZATION

     As described above in "-Purpose of the Reorganization," the Reorganization will allow us to save the administrative, accounting and legal expenses incurred in complying with the disclosure and reporting requirements under the Securities Exchange Act and, secondarily, to eliminate the costs associated with servicing shareholders who own relatively small numbers of shares. We estimate that we will save approximately $275,000 per year as a result of the reduction in the number of shareholders and the elimination of the registration of our common stock under the Securities Exchange Act. In particular, eliminating the registration of our common stock under the Securities Exchange Act will also:

     - reduce significantly the amount of information Georgian is required to furnish to its shareholders and the public generally;

     - eliminate the information Georgian is required to furnish to the Securities and Exchange Commission; and

     - reduce significantly Georgian's legal, accounting, and other compliance costs relating to the requirements of the Sarbanes-Oxley Act and the Securities Exchange Act described in "-Background of the Reorganization" above.

     In addition, our common stock is not listed on an exchange and has historically been very thinly traded. We do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily. We also do not have sufficient liquidity in our common stock to enable us to use it as potential acquisition currency. As a result, we do not believe that the registration of our common stock under the Securities Exchange Act of 1934 has benefited our shareholders in proportion to the costs we have incurred as a result of this registration.

POTENTIAL DISADVANTAGES OF THE REORGANIZATION

     No organized trading market currently exists for Georgian's common stock. The market liquidity for shares of Georgian's common stock after the Reorganization will be even less than it is now because the number of shares of Georgian common stock available to be traded will decrease. A further decrease in the market liquidity for the shares of Georgian common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of Georgian common stock could also prompt a corresponding increase in its market price assuming stable or increased demand for the stock.

     In addition, Georgian will no longer be required to file public reports of its financial condition and other aspects of its business with the Securities and Exchange Commission after the Reorganization. As a result, shareholders will have less legally mandated access to information about Georgian's business and results of operations than they had prior to the Reorganization.

EFFECTS OF THE REORGANIZATION ON GEORGIAN

     Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares. Based on information as of June 30, 2004, we believe that the Reorganization will reduce our number of record shareholders from approximately 631 to approximately 230. We estimate that approximately 247,000 shares held by approximately 401 shareholders of record will be exchanged for cash in the Reorganization. The number of outstanding shares of common stock as of June 30, 2004 will decrease from approximately 5,948,986 to approximately 5,701,505. Accordingly, the liquidity of shares of Georgian common stock will be substantially less as a result of the Reorganization than it is currently.

     Transfer of Book Value. Because (1) the price to be paid to holders of 2,000 or fewer shares of common stock will be $15.00 per share, (2) the number of shares of common stock expected to be cashed out as a result of the Reorganization is estimated to be approximately 247,000, (3) the total cost to Georgian (including expenses) of effecting the Reorganization is expected to be approximately $3.8 million, and (4) at June 30, 2004, aggregate shareholders' equity in Georgian was approximately $58.3 million, or $9.80 per share, Georgian expects that, as a result of the Reorganization, the book value per share of common stock as of June 30, 2004 will be reduced from approximately $9.80 per share on a historical basis to approximately $9.57 per share on a pro forma basis.

     Decrease in Capital. As a result of the Reorganization, Georgian's capital will be reduced as of June 30, 2004 from approximately $58.3 million on a historical basis to approximately $54.6 million on a pro forma basis. Georgian anticipates, however, that it will be "well capitalized" for bank regulatory purposes and that its subsidiary, Georgian Bank, will remain "well capitalized" for bank regulatory purposes.

     Elimination of Securities Exchange Act Registration. Our common stock is currently registered under the Securities Exchange Act. After the Reorganization, our common stock will not be registered under the Securities Exchange Act, nor will we be subject to any reporting requirements under the Securities Exchange Act. As a result, we expect to eliminate direct and indirect costs and expenses associated with the Securities Exchange Act registration, which we estimate to be approximately $275,000 on an annual basis. See "-Background of the Reorganization" and "-

Reasons for the Reorganization" for a discussion of the nature of the information we will no longer be required to provide.

     Effect on Market for Shares. Our common stock is not listed on an exchange, nor will it be listed after the Reorganization. The failure to be listed on an exchange, together with the reduction in public information concerning Georgian as a result of its not being required to file reports under the Securities Exchange Act, will adversely affect the liquidity of the common stock.

     Financial Effects of the Reorganization. We estimate that approximately $3.7 million will be required to pay for the shares of Georgian common stock exchanged for cash in the Reorganization. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $90,000. We do not expect that the payment to shareholders receiving cash in the Reorganization and the payment of expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed out in the Reorganization, we do not know the net amount of cash to be paid to shareholders in the Reorganization. You should read the discussion under "Description of the Plan-Sources of Funds and Expenses" for a description of the sources of funds for the Reorganization and the fees and expenses we expect to incur in connection with the transaction.

EFFECTS OF THE REORGANIZATION ON AFFILIATES

     The Reorganization will have various effects on our executive officers and directors, each of whom may, as a result of his position, be deemed to be an affiliate of Georgian. As used in this proxy statement, the term "affiliated shareholder" means any shareholder who is a director or executive officer of Georgian or the beneficial owner of 10% or more of Georgian's outstanding shares, and the term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder.

     No Further Reporting Obligations Under the Securities Exchange Act. After the Reorganization, Georgian's common stock will not be registered under the Securities Exchange Act. As a result, the executive officers, directors and other affiliates of Georgian will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

     Consolidation of Management Ownership. As a result of the Reorganization, we expect that the percentage of beneficial ownership of Georgian common stock held by our executive officers and directors as a group will increase slightly from approximately 21.0% before the Reorganization to approximately 21.9% after the Reorganization. None of the affiliated shareholders will receive cash in the Reorganization because they each own more than 2,000 shares of Georgian common stock.

     Rule 144 Not Available. Because Georgian's common stock will not be registered under the Securities Exchange Act after the Reorganization, executive officers and directors of Georgian may be deprived of the ability to dispose of their shares of Georgian common stock under Rule 144 under the Securities Act of 1933, which provides a "safe harbor" for resales of stock by affiliates of an issuer.

FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

     Presented below is a general summary of the material federal income tax consequences of the Reorganization to Georgian and its shareholders.

     The discussion does not address all U.S. federal income tax considerations that may be relevant to certain Georgian shareholders in light of their particular circumstances. The discussion assumes that the Georgian shareholders hold their shares of Georgian common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Reorganization. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

     -    financial  institutions;

     -    insurance  companies;

     -    tax-exempt  organizations;

     -    dealers  in  securities  or  currencies;

     -    traders  in  securities  that  elect  to  mark-to-market;

     - persons that hold Georgian common stock as part of a hedge, straddle or conversion transaction;

     - persons who are considered foreign persons for U.S. federal income tax purposes;

     - persons who acquired or acquire shares of Georgian common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

     - persons who do not hold their shares of Georgian common stock as a capital asset.

     ACCORDINGLY, GEORGIAN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION, INCLUDING APPLICABLE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE REORGANIZATION IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

     The receipt by a shareholder of cash in the Reorganization will be a taxable transaction for federal income tax purposes under the United States Internal Revenue Code of 1986, as amended (the "Code").

     Under Section 302 of the Code, a shareholder will recognize gain or loss upon receiving cash in the Reorganization if:

     - the Reorganization results in a "complete redemption" of all of the shares held by a shareholder immediately prior to the Reorganization;

     - the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

     - the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

     These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code, as described below.

     If any one of the three tests is satisfied, the shareholder will recognize gain or loss on the difference between the amount of cash received by the shareholder pursuant to the Reorganization and the tax basis in the shares held by such shareholder immediately prior to the Reorganization. Provided that these shares constitute a capital asset in the hands of the shareholder, this gain or loss will be long-term capital gain or loss if the eligible shares are held for more than one year and will be short-term capital gain or loss if such shares are held for one year or less.

     Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option.

     The receipt of cash by a shareholder in the Reorganization will result in a "complete redemption" of all of the shareholder's shares held immediately prior to the Reorganization as long as the shareholder does not constructively own any shares of common stock immediately after the Reorganization. However, a shareholder may qualify for gain or loss treatment under the "complete redemption" test even though such shareholder constructively owns shares of common stock provided that (1) the shareholder constructively owns shares of common stock as a result of the family attribution rules (or, in some cases, as a result of a combination of the family and entity attribution rules), and (2) the shareholder qualifies for a waiver of the family attribution rules (such waiver being subject to several conditions, one of which is that the shareholder has no interest in Georgian immediately after the Reorganization, including as an officer, director or employee, other than an interest as a creditor).

     It is anticipated that most shareholders who receive cash in the Reorganization will qualify for capital gain or loss treatment as a result of satisfying the "complete redemption" requirements. However, if the constructive ownership rules prevent compliance with these requirements, such shareholder may nonetheless qualify for capital gain or loss treatment by satisfying either the "substantially disproportionate" or the "not essentially equivalent to a dividend" requirements. In general, the receipt of cash in the Reorganization will be "substantially disproportionate" with respect to the shareholder if the percentage of shares of common stock owned by the shareholder immediately after the Reorganization is less than 80% of the percentage of shares directly and constructively owned by the shareholder immediately before the Reorganization (giving effect to the difference in number of outstanding shares due to the Reorganization), and the shareholder does not own directly and constructively 50% or more of Georgian's outstanding common stock after the Reorganization. Alternatively, the receipt of cash in the Reorganization will, in general, be "not essentially equivalent to a dividend" if the Reorganization results in a "meaningful reduction" in the shareholder's proportionate interest in Georgian.

     If none of the three tests described above is satisfied, the shareholder will be treated as having received a taxable dividend in an amount equal to the entire amount of cash received by the shareholder pursuant to the Reorganization.

     No ruling has been or will be obtained from the Internal Revenue Service in connection with the Reorganization.

     Non-corporate shareholders of Georgian may be subject to backup withholding at a rate of 28% on cash payments received in the Reorganization. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES INCOME TAX CONSEQUENCES OF THE REORGANIZATION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE REORGANIZATION. THUS, GEORGIAN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REORGANIZATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

PRO FORMA EFFECT OF THE REORGANIZATION

     The following selected pro forma financial data illustrates the pro forma effect of the Reorganization on Georgian's financial statements as of June 30, 2004, for the six months ended June 30, 2004 and for the year ended December 31, 2003. Management has prepared this information based on its estimate that Georgian will pay $3.7 million to shareholders in the Reorganization. Please see "Pro Forma Consolidated Financial Information" for the complete pro forma financial information relating to this transaction.

SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

(In thousands except per share data)  As of and for the six       As of and
                                           months ended       for the year ended
                                           June30, 2004       December 31, 2003
                                      ----------------------  ------------------

Net interest income                   $                6,706               6,218
Provision for loan losses                              2,540               2,206
Other income                                             354                 168
Other expense                                          4,440               3,105
                                      ----------------------  ------------------
Income tax benefit                                        14                 767
Net income                            $                   65                  66
                                      ======================  ==================

PER COMMON SHARE
Basic earnings per share              $                  .01                 .04
Diluted earnings per share                               .01                 .03
Book value                            $                 9.57                9.55

AT PERIOD END
Assets                                $              476,413             250,336
Shareholders' equity                  $               54,573              54,425
Common shares outstanding                              5,702               5,702

Weighted average shares outstanding                    5,701               2,261


RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REORGANIZATION

     The board believes that the Plan is substantively and procedurally fair to, and in the best interests of, Georgian's shareholders, including unaffiliated shareholders as a group. The board of directors, including those directors who are not employees of Georgian, have unanimously approved the Plan, and the board unanimously recommends that the shareholders vote for approval of the Plan, which will effect the Reorganization. The board has also approved, and unanimously recommends that the shareholders approve, the adjournment proposal relating to our ability to obtain shareholder approval of the Plan.

     All of Georgian's directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the Plan and the adjournment proposal. The directors and executive officers of Georgian beneficially owned approximately 21% of the shares outstanding as of June 30, 2004. Although the board as a whole recommends that the shareholders vote in favor of the Plan for the reasons set forth in "-Reasons for the Reorganization," no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

     We considered a number of factors in determining to approve the Reorganization, including the effects described under "-Effects of the Reorganization on Georgian" and "-Effects of the Reorganization on Affiliates" and the relative advantages and disadvantages described under "-Reasons for the Reorganization" and "-Potential Disadvantages of the Reorganization." The board also reviewed the tax and pro forma financial effects of the Reorganization on Georgian and its shareholders.

     After the Reorganization, Georgian's common stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the common stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Securities Exchange Act. Similarly, the board also considered the prospective decrease in the expenses related to servicing shareholders holding small positions in Georgian's stock. Georgian's management determined that the recapitalization would result in cost savings of approximately $275,000 per year.

     Additionally, the board considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as a public company, Georgian has not had an organized trading market for its common stock and that Georgian's shareholders derive little relative benefit from Georgian's status as a public company. The board determined that the cost savings and reduced management time to be achieved by terminating registration of the common stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.

     We considered alternatives to the proposed going-private transaction but ultimately approved the Reorganization proposal. Please read the discussion under "-Alternatives Considered" for a description of these alternatives.

     Substantive Fairness. The board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the Plan, both to affiliated and unaffiliated shareholders. The board did not assign any specific weights to the factors listed below, and individual directors may have given differing weights to different factors.

          - Historical Market Prices of the Georgian Common Stock: Our stock is not listed on an exchange, and there is not an organized trading market for our common stock. In our September 2003 private placement, our stock sold at $10.00 per share. We do not have any information as to subsequent trading prices for our common stock, and we have not repurchased any shares of our common stock during the past two years.

          - Earnings: The price per share that will be paid in the Reorganization reflects a multiple of 214 times Georgian's earnings per share for the year ended December 31, 2003 and 375 times its earnings per share for the six months ended June 30, 2004.

          - Book Value: The price per share to be paid in the Reorganization reflects a multiple of 1.53 times Georgian's June 30, 2004 book value per share.

          - Premium to Market Prices and Book Value: The price per share to be paid in the Reorganization represents a 50% premium over the last known trading price for our common stock prior to announcement of the Reorganization and a 50% premium over the average trading price for 2004. It also represents a 53% premium over the June 30, 2004 book value per share of the Georgian common stock.

          - Going Concern Value: In determining the amount to be paid to cashed-out shareholders in the Reorganization, the board valued Georgian's shares on the basis of a going concern, without giving effect to any anticipated effects of the Reorganization. Also, the board did not consider the amount per share that might be realized in a sale of 100% of the stock of Georgian, as the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of Georgian.

          - Independent Valuation. According to an independent valuation prepared by Southard Financial, the fair value of the Georgian common stock as of April 30, 2004 was $14.25 per share.

          - Opinion of Independent Financial Advisor: Southard Financial has delivered its opinion to the board that the $15.00 per share price to be paid in the Reorganization is fair, from a financial point of view, to Georgian's shareholders. A copy of the opinion is attached as Appendix C. See "Opinion of Independent Financial
                               ----------
               Advisor"  on  page  __  for  additional  information.

          - Liquidity Provided. The Reorganization will provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the lack of an organized market for our stock.

     In connection with its deliberations, the board did not consider, and did not request that its independent financial advisor evaluate, Georgian's liquidation value. The board did not view Georgian's liquidation value to be a relevant measure of valuation, given that the price per share to be paid in the Reorganization significantly exceeded the book value of the common stock, and it was the board's view that Georgian is far more valuable as a going concern than its net book value per share. The board also believes liquidation is not a feasible alternative for a financial institution because of tax and regulatory concerns. However, book value per share is a historical accounting number, and an evaluation of liquidation value could produce a higher valuation than book value per share. Additionally, Georgian can give no assurance that the liquidation value would not produce a higher valuation of Georgian than its value as a going concern.

     The board is not aware of any material contacts, negotiations or transactions, other than in conjunction with the Reorganization as described in "-Background of the Reorganization" and "Information About Georgian and its Affiliates-Directors and Executive Officers," during the preceding two years for
(1) the merger or consolidation of Georgian into or with another person or entity, (2) the sale or other transfer of all or any substantial part of the assets of Georgian, (3) a tender offer for any outstanding shares of Georgian common stock, or (4) the election of directors to our board.

     After consideration of all of the foregoing information, the board determined that a fair price to be paid to cashed-out shareholders in the Reorganization is $15.00 per share. This represents a premium to the fair value determined by Southard. The board elected to reflect this premium in the price being paid to minority shareholders in the Reorganization in view of the involuntary nature of the transaction.

     Procedural Fairness. The board of directors is seeking shareholder approval of the transactions contemplated by the Plan. The vote of a majority of the votes entitled to be cast on the Plan will be required to approve it. Approval by a majority of unaffiliated shareholders is not required. The board determined that any such voting requirement would usurp the power of the holders of greater than a majority of Georgian's shares to consider and approve the Reorganization.

     The Reorganization will provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization. Shareholders who wish to increase their record holdings in order to avoid being cashed out may do so by purchasing shares of Georgian common stock from other shareholders prior to the effective time of the Reorganization.

     No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reorganization or preparing a report covering its fairness was retained by Georgian or by a majority of directors who are not employees of Georgian. We have not made any provision in connection with the Reorganization to grant unaffiliated shareholders access to our corporate files, except as provided under the Georgia Business Corporation Code, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders' access to our corporate files, the board determined that this proxy statement, together with Georgian's other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Plan. The board also considered the fact that under the Georgia Business Corporation Code, and subject to specified conditions set forth under Georgia law, shareholders have the right to review Georgian's relevant books and records of account. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at Georgian's expense, the board did not consider these necessary or customary. In deciding not to adopt these additional procedures, the board also took into account factors such as Georgian's size and the cost of such procedures.

     After consideration of the factors described above, the board of directors believes that the Plan is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at Georgian's expense. Additionally, the board believes that the Plan is substantively fair to Georgian's shareholders, including unaffiliated shareholders as a group. The Plan was unanimously approved by the directors of Georgian, including the directors who are not employees of Georgian.

AFFILIATES' DETERMINATION OF FAIRNESS OF THE REORGANIZATION

     Georgian's affiliates consist of its directors and executive officers, all of whom are listed under "Information About Georgian and its Affiliates-Directors and Executive Officers." Each of Georgian's affiliates believes that the Reorganization is substantively and procedurally fair to, and in the best interests of Georgian's shareholders, including unaffiliated shareholders as a group. In reaching this conclusion, they relied upon the factors considered by and the analyses and conclusions of the board of directors and adopted such factors, analyses, and conclusions as their own. See "- Recommendation of the Board of Directors; Fairness of the Reorganization."

OPINION OF INDEPENDENT FINANCIAL ADVISOR

     On May 19, 2004, the Board engaged Southard Financial ("Southard") to provide a valuation opinion of Georgian's common stock as of April 30, 2004 and a fairness opinion relating to the price to be paid to shareholders receiving cash in the Reorganization.

Independent Valuation

     The Board engaged Southard to render a valuation of Georgian's common stock. Southard's valuation, presented to the Board on July 13, 2004, indicated that as of April 30, 2004, the cash fair value of Georgian's common stock was $14.25 per share (the "Valuation"). The Board reviewed the basis for and the methodology used in Southard's valuation. The directors unanimously determined, after giving careful consideration to a number of factors, to utilize a price of $15.00 per share in the transaction, subject to receipt of a fairness opinion from Southard, and that the Plan of Reorganization and the Reorganization were fair to, and in the best interests of, Georgian and its shareholders, including both affiliated and unaffiliated shareholders, and unanimously approved the Plan and the Reorganization.

Fairness Opinion

     On August 23, 2004, Southard rendered to the Board its opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration of $15.00 per share to be paid in the Reorganization was fair, from a financial point of view, to Georgian's shareholders, including unaffiliated shareholders and both shareholders who will receive cash in the Reorganization and those who will retain their shares after the Reorganization (the "Fairness Opinion"). You should read the discussions below under "Valuation Opinion" and "Fairness Opinion" for more information relating to these opinions and the related financial analyses.

     The full text of the written Fairness Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C hereto and is incorporated herein by reference. Southard's opinion is directed to the Board, addresses only the fairness of the cash consideration to be paid in the Reorganization from a financial point of view, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special shareholders' meeting. The summary of the opinion of Southard set forth herein is qualified in its entirety by reference to the full text of such opinion.

     In connection with the Valuation and its opinion, Southard reviewed and analyzed certain publicly available financial information and other information concerning Georgian and certain internal analyses and other information furnished to Southard by Georgian. Southard also held discussions with members of senior management of Georgian regarding the business and prospects of Georgian. In addition, Southard performed such other studies and analyses and considered such other factors as Southard deemed appropriate.

Opinions of Southard Financial

     As described in its opinions, Southard assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with Southard for purposes of their opinion. With respect to the information relating to the prospects of Georgian, Southard assumed that such information reflected the best currently available judgments and estimates of the management of Georgian as to the likely future financial performance of Georgian. Southard did not verify through independent inspection or examination the specific assets or liabilities of Georgian. Southard did not make nor were they provided with an independent evaluation or appraisal of the assets or liabilities of Georgian. The following is a summary of the material analyses and factors considered by Southard in connection with the Valuation and the Fairness Opinion presented to the Board:

     Georgian's Board of Directors retained Southard to render its independent determination as to the fair value of the Georgian common stock for use in connection with the Board's consideration of the proposed going-private transaction. Subsequently, the Board engaged Southard to render a written opinion as to the fairness, from a financial point of view, to all of the shareholders of Georgian of the cash consideration to be paid to shareholders who will receive cash in connection with the proposed Reorganization. No limitations were imposed by the Board upon Southard with respect to the investigations made or procedures followed in rendering either the Valuation or its Fairness Opinion.

     Southard is a specialized consulting and valuation firm focusing on providing stock valuations to companies and financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based companies and financial institutions. As part of its line of professional services, Southard specializes in rendering valuation opinions of banks and bank holding companies nationwide. Georgian selected Southard to render the Valuation and to serve as its financial advisor based on Southard's reputation, expertise and familiarity with Georgia-based financial institutions.

     In connection with providing the Valuation, the Georgian Board provided no specific instructions to Southard, other than to provide the Board with a fair value appraisal of Georgian stock. With the concurrence of Georgian and Georgian's counsel, Southard determined that fair value of the Georgian stock for the purposes presented would be based on the value of a pro rata share of Georgian as a going concern and that no minority, marketability or liquidity discounts would be applied. In addition, Southard determined it appropriate, in determining the fair value of the Georgian stock, to consider all usual and customary approaches to value, including net asset value, investment value and market value.

     As described above, in addition to providing the Valuation, Georgian retained Southard to render its Fairness Opinion. Southard rendered to the Georgian Board its written opinion dated August 23, 2004, to the effect that, as of such date and based upon and subject to certain matters stated in the Fairness Opinion, the cash consideration to be paid to cashed-out shareholders in the Reorganization is fair, from a financial point of view, to the shareholders of Georgian, including both the cashed-out shareholders and the shareholders who would not receive cash in the Reorganization.

     A copy of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Southard is attached as Appendix C to this proxy statement. You are urged to read the Fairness Opinion in its entirety. A copy of the Valuation and the evaluation prepared by Southard underlying the Valuation and the Fairness Opinion is available to be reviewed by any shareholder, or representative designated in writing by any shareholder, at the principal executive offices of Georgian during normal business hours upon prior written request to Georgian at its address shown on the cover of this proxy statement.

     The following summary of the procedures and analyses performed, and assumptions used, by Southard is qualified in its entirety by reference to the text of the Fairness Opinion and the Valuation. The Fairness Opinion is directed to the Georgian Board only, is directed only to the financial terms of the Reorganization, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special shareholders' meeting.

     In arriving at the Valuation and the Fairness Opinion, Southard reviewed and analyzed, among other things, the following: (i) the financial statements of Georgian and its subsidiaries; (ii) certain other publicly available financial and other information concerning Georgian and its subsidiaries; (iii) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other transactions relevant to Southard's inquiry; (iv) the competitive and economic outlook for Georgian's trade area; (v) the book value and financial condition of Georgian and its subsidiaries; (vi) the future earnings and dividend paying capacity of Georgian and its subsidiaries; (vii) previous sales of Georgian stock; and (viii) the prevailing market prices for selected banking organizations in Georgia and the United States. Southard held discussions with senior management of Georgian concerning Georgian's past and current operations, financial condition and prospects, as well as the results of recent bank regulatory examinations.

     In conducting its review and in arriving at the Valuation and the Fairness Opinion, Southard relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Southard did not make or obtain any evaluations or appraisals of the properties of Georgian, nor did it examine any individual loan credit files. For purposes of the Fairness Opinion, Southard assumed that the Reorganization will have the tax, accounting and legal effects described in the proxy statement and assumed that the transaction would be consummated on a timely basis in the manner presented by Georgian and in compliance with applicable laws and regulations.

     As more fully discussed below, Southard considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Georgian, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Georgian and its subsidiaries; and, (ii) the assets and liabilities of Georgian and its subsidiaries, including the loan investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity. Southard also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Valuation and the Fairness Opinion are necessarily based upon conditions as they existed and can be evaluated on the respective dates thereof and the information made available to Southard through such dates.

     In connection with rendering the Valuation and the Fairness Opinion, Southard performed certain financial analyses, which are summarized below.
Southard believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying the Valuation and the Fairness Opinion. The preparation of a valuation or fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Southard made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Georgian. Any estimates contained in Southard's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

Valuation Opinion

     In order to determine the fair value of Georgian common stock, and as explained below, Southard utilized the following approaches in its Valuation: net asset value, market value and income value. Southard first determined the value of Georgian's subsidiary (Georgian Bank) and then adjusted that value to reflect the other assets and liabilities of Georgian.

     Asset Based Approach. Net asset value is the value of the net equity of a corporation, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the corporation's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little or no weight is given to the net asset value method of valuation.

     In utilizing the asset-based approach, Southard adjusted Georgian Bank's reported book value at April 30, 2004 to reflect goodwill of $1,055,000. An adjustment was then made to reflect a deposit premium of 6.5% on non-brokered deposits. Utilizing the asset based approach, Southard valued Georgian Bank under the asset based method at $71,617,000 as of April 30, 2004.

     Market Approach. Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm's-length transaction. The market value method is frequently used to determine the price of smaller blocks of stock when both the quantity and the quality of the "comparable" data are deemed sufficient.

     The fair value for Georgian Bank using the market value method is based upon a comparison with recent transactions involving the sale of banks and bank holding companies in Georgia and surrounding states, as well as throughout the United States. Specifically, Southard developed a list of reasonably comparable transactions and compared the implied price to earnings, price to book value, and price to assets ratios to those for the proposed transaction price.

     In using the market value method, Southard reached a valuation of Georgian Bank of $91,309,000 under the price to earnings method, $103,009,000 under the price to book value method, and $100,181,000 under the price to assets method as of April 30, 2004.

     Income Approach. The income approach is sometimes referred to as the investment value or the earnings value. The investment value is frequently defined as an estimate of the present value of future benefits. Another popular investment value method is to determine the level of the current annual benefits and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Southard determined the net present value of the projected future benefits to shareholders using a discount rate of 15.9% (within an acceptable range considering the risk-return relationship Southard has observed most investors would demand for an investment of this type (small to medium-sized community banking companies)).

     In utilizing the income approach, Southard took into account the earnings of Georgian Bank over the 2003-04 period. Adjustments to reported earnings were made to reflect a peer level loan loss provision, adjusted for Georgian Bank's loans/assets ratio.

     Utilizing the income approaches to value Georgian's stock, Southard determined that the value of Georgian's stock as of April 30, 2004 under the synergistic price/earnings method was $79,764,000 and that the value under the discounted future earnings method was $101,486,000.

     Combined Value. The various methodologies were assigned weights in arriving at a combined value of Georgian Bank as of April 30, 2004. Southard believes that the weight assigned to each valuation approach properly reflects the relative importance of that approach for purposes of the Valuation opinion. Based on the analysis presented above, the combined valuation of Georgian Bank was $95,149,800 as of April 30, 2004.

     The value of Georgian was then determined by adding the other assets of Georgian, net of its liabilities. Further, the analysis was performed on a diluted basis, assuming that all exercisable stock options were exercised. This had the effect of increasing book value by the amount of the option exercise proceeds and increasing the number of shares outstanding by the number of option shares.

     As a result of all the analyses performed, Southard determined that the fair value of Georgian common stock was $14.25 per share as of April 30, 2004.

Fairness Opinion

     On August 23, 2004, Southard issued a Fairness Opinion on the proposed Reorganization. The Fairness Opinion was based on financial information through June 30, 2004 (the most recent quarter-end). In preparing the Fairness Opinion, Southard determined that the $15.00 per share price being paid to the cashed out shareholders represented the following pricing ratios:

          Price/Book Value ($9.80 per share at 6/30/04)        153%
          Price/Earnings ($0.04 per share annualized)         375x
          Price/Assets at June 30, 2004                       18.7%
          Price/Book Value - 9% Capital                        216%
          Price/Assets - 9% Capital                           19.4%

     Comparison With Recent Control Bank Transactions. Southard reviewed the pricing of the Reorganization in comparison with recent control bank transactions. In this comparison, Southard found that the price/book value and the price/asset ratios for the Reorganization were below the market pricing for whole bank transactions. However, the price/earnings ratio was substantially above the market. Further, when adjusted to 9% capital, the price/book value and price/assets ratios were within the range of market ratios.

     Analysis of Liquidity. Georgian stock is not listed on an exchange, and there is not an organized trading market for the stock. Since the private placement in 2003, Georgian has not bought or sold any of its stock and there have been no trades in Georgian common stock for which pricing information is available. Thus, the ability to sell Georgian stock is very limited and the proposed Reorganization would provide some liquidity for smaller minority shareholders.

     Discounted Cash Flow Analysis. Southard also prepared a pro forma discounted cash flow analysis utilizing the present value of the estimated future dividend stream that Georgian Bank would be expected to generate over the next five to 10 year period (including the present value of the value of Georgian's common stock at the end of the five to 10 year period). In utilizing the pro forma discounted cash flow analysis, Southard used an estimate of ongoing earnings for 2004, assumed annual growth in earnings of 5% to 10% and assumed a dividend payout ratio to maintain a capital ratio of no more than 9%. Additionally, Southard determined the value of Georgian common stock at the end of this 5-10 year period by applying price to earnings multiples of 18 to 20 times the projected net income in the final year of the analysis. The dividend stream and the "terminal value" of Georgian common stock were discounted to the present using discount rates of between 12% and 16%. As a result of Southard's discounted cash flow analysis, the implied value of Georgian was consistently at or below the price proposed in the Reorganization.

     Finally, from the perspective of those shareholders of Georgian who will remain shareholders of Georgian after the Reorganization, Southard has concluded, after analysis and conversations with Georgian senior management, that those shareholders are forecast to experience no earnings per share appreciation, and incur equity per share dilution, on an immediate post-Reorganization basis.

     Based on all factors that Southard deemed relevant and assuming the accuracy and completeness of the information and data provided, Southard concluded that the cash consideration of $15.00 per share that the cashed-out shareholders are entitled to receive in connection with the Reorganization, is fair, from a financial standpoint, to all shareholders of Georgian, including those shareholders receiving the cash consideration as well as those shareholders of Georgian who will remain shareholders of Georgian after the Reorganization.

     Prior to its engagement to assist the Georgian Board and management in connection with their analysis of a potential going-private transaction, Southard had not previously provided valuation or other professional services to Georgian. Southard has not previously served as a market maker for Georgian's common stock. Southard and its employees have no past, present, or future contemplated interest (financial or otherwise) in Georgian or Georgian Bank.

     Georgian has agreed to pay Southard $9,500 for rendering the Valuation and the Fairness Opinion. Georgian has also agreed to reimburse Southard for its reasonable out-of-pocket expenses and to indemnify Southard against certain liabilities, including liabilities under the federal securities laws.

     YOU ARE ENCOURAGED TO READ THE SOUTHARD OPINION IN ITS ENTIRETY. THE FULL TEXT OF THE SOUTHARD OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT.

                            INFORMATION REGARDING THE
                         SPECIAL MEETING OF SHAREHOLDERS

TIME AND PLACE OF MEETING

     We are soliciting proxies through this proxy statement for use at a special meeting of Georgian shareholders. The special meeting will be held at 10:00 a.m. on __________, 2004, at the Metropolitan Club, 5895 Windward Parkway, Alpharetta, Georgia 30005.

RECORD DATE AND MAILING DATE

     The close of business on __________, 2004, is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about ____________, 2004.

NUMBER OF SHARES OUTSTANDING

     As of the close of business on the record date, Georgian had 10,000,000 shares of common stock, $.01 par value, authorized, of which ________ shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting. Georgian also has 10,000,000 shares of preferred stock, $.01 par value, authorized, but no shares of such stock are outstanding or were outstanding on the record date.

PURPOSE OF SPECIAL MEETING

     The purpose of the special meeting is for shareholders to vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Georgian Interim Corporation with and into Georgian, with Georgian surviving the merger and the holders of 2,000 or fewer shares of Georgian common stock generally receiving $15.00 in cash in exchange for each of their shares of such stock. The text of the Plan is set forth in Appendix A to the enclosed proxy
                                                ----------
statement. The Reorganization is designed to take Georgian private by reducing its number of shareholders of record below 300. Shareholders will also vote on a proposal to allow the special meeting to be adjourned to another time and date in the event such action is necessary for the board of directors to solicit additional proxies or attendance at the meeting.

DISSENTERS' RIGHTS

     Shareholders are entitled to dissenters' rights in connection with the Plan. See "Description of the Plan-Dissenters' Rights."

PROCEDURES FOR VOTING BY PROXY

     If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of the Plan, FOR the adjournment proposal and in the best judgment of the persons appointed as proxies on all other matters properly brought before the special meeting.

     You can revoke your proxy at any time before it is voted by delivering to Georgian's Corporate Secretary, at 3270 Florence Road, Powder Springs, Georgia 30127, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

REQUIREMENTS FOR SHAREHOLDER APPROVAL

     A quorum will be present at the meeting if a majority of the outstanding shares of Georgian common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the Plan requires the affirmative vote of a majority of the votes entitled to be cast on the Plan. The adjournment proposal and any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter. On June 30, 2004, Georgian's directors and executive officers owned, directly or indirectly, 1,135,148 shares, representing approximately 19.1%, of the outstanding shares of common stock as of that date. Each of the directors and executive officers has indicated that he intends to vote his shares in favor of the Plan and the adjournment proposal.

     Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Based on the _________ shares outstanding as of the record date, a quorum will consist of 2,974,394 shares represented either in person or by proxy. This also represents the minimum number of votes required to be cast in favor of the Plan in order to approve it. Assuming only the minimum number of shares necessary to constitute a quorum are present in person or by proxy at the special meeting, and assuming one of those shares is subject to a proxy marked as an abstention, the Plan proposal would not pass because it would not have received the affirmative vote of a majority of the votes entitled to be cast at the meeting. As a result, such an abstention would effectively function as a vote against the Plan, even though it would not be counted in the voting tally as such. On the other hand, abstentions will not affect the outcome of any other proposal properly brought before the meeting because only a majority of the votes actually cast must be voted in favor of such a proposal.

     Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain a broker vote on one or more proposal but no vote on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will effectively function as votes against the Plan but will not affect the outcome of any other proposal(s) at the special meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by our board of directors, and Georgian will pay the cost of the proxy solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.


                             DESCRIPTION OF THE PLAN

THE REORGANIZATION

Structure

     The Plan provides for the merger of Georgian Interim Corporation ("Interim") with and into Georgian, with Georgian surviving the merger. Interim is a new Georgia corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 2,000 or fewer shares of Georgian common stock will receive $15.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

Effect on Shareholders

     A shareholder who owns 2,000 or fewer shares of Georgian common stock "of record" will generally receive $15.00 per share in cash in the Reorganization, while a record holder of more than 2,000 shares will be unaffected. A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates individually, as a joint tenant with someone else, as trustee and in an IRA, those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in "street name" on a shareholder's behalf are held of record by the broker. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, our Plan is based on the number of shares held of record without regard to the ultimate control of the shares, except for a limited exception involving shares held in an IRA as discussed below.

     As a result, a single shareholder with more than 2,000 shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold 2,000 or fewer shares. To avoid this, the shareholder would need to consolidate his or her ownership into a single form of ownership representing more than 2,000 shares. The acquisition of additional shares prior to the effective date of the Reorganization is also permitted.

     The Plan provides for one limited exception to the "record holder" counting rules described above. Although an individual retirement account counts as a separate shareholder of record, our Plan permits shareholders who own more than 2,000 shares of record and in an IRA account on a combined basis to retain those shares in the same form. For example, a shareholder holding 1,500 shares in his or her own name and 600 shares in an IRA would be able to keep the shares held in each account, even though the Plan would otherwise require that the shares in both accounts be converted to cash. Conversely, however, a shareholder with 1,000 shares in his or her own name and 500 shares in an IRA would receive cash for all 1,500 shares under the Plan.

Effect on Outstanding Stock Options and Warrants

     The holders of outstanding stock options and warrants issued by Georgian will continue to hold those securities. The terms of the options and warrants will not be affected by the Reorganization.

Legal Effectiveness

     As soon as practicable after shareholder approval of the Plan, we will file articles or a certificate of merger with the Georgia Secretary of State and will send a Letter of Transmittal to all record holders of Georgian common stock who are entitled to receive cash in the Reorganization. The Reorganization will be effective upon filing of the articles or certificate of merger with the Georgia Secretary of State. We anticipate that this will occur in the fourth quarter of 2004.

     On the effective date of the Reorganization, each shareholder who owns 2,000 or fewer shares of record immediately prior to the Reorganization will not have any rights as a Georgian shareholder and will have only the right to receive cash as provided under the Plan.

Exchange of Stock Certificates for Cash

     The Letter of Transmittal will provide the means by which shareholders will surrender their Georgian stock certificates and obtain the cash to which they are entitled. If certificates evidencing the Georgian common stock have been lost or destroyed, Georgian may, in its full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to Georgian in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder may be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying Georgian and all other persons against any losses occurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact Georgian. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reorganization becomes effective.

     Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates for cash in the Reorganization. Georgian will bear these costs.

     THE LETTER OF TRANSMITTAL WILL BE SENT TO SHAREHOLDERS PROMPTLY AFTER THE EFFECTIVE DATE OF THE REORGANIZATION. DO NOT SEND IN YOUR STOCK CERTIFICATE(S) UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

Conditions and Regulatory Approvals

     Aside from shareholder approval of the Plan, the Reorganization is not subject to any conditions or regulatory approvals.

Termination of Securities Exchange Act Registration

     Georgian's common stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration once we can certify that Georgian has fewer than 300 shareholders of record. Upon the completion of the Reorganization, Georgian will have approximately 230 shareholders of record. We intend to apply for termination of the registration of Georgian's common stock under the Securities Exchange Act as promptly as possible after the effective date of the Reorganization.

     Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by Georgian to its shareholders and to the Securities and Exchange Commission and would make some of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a) and required compliance with the Sarbanes-Oxley Act, no longer applicable to Georgian. Furthermore, Georgian's affiliates may be deprived of the ability to dispose of their Georgian common stock under Rule 144 promulgated under the Securities Act of 1933.

     We estimate that termination of the registration of Georgian common stock under the Securities Exchange Act will save Georgian approximately $275,000 per year in legal, accounting, printing, management time and other expenses per year. See "Special Factors - Effects of the Reorganization on Georgian."

SOURCE OF FUNDS AND EXPENSES

     We estimate that approximately $3.7 million will be required to pay for the shares of Georgian common stock exchanged for cash in the Reorganization. We intend to finance the Reorganization with short-term indebtedness in the form of a five-year term loan in a principal amount of $4.0 million. We anticipate that the indebtedness will bear interest at approximately 3.75%. Our ability to incur additional indebtedness is subject to Federal Reserve Board approval. If such approval is not granted, we will explore alternative sources of capital, including a possible private placement of a different class of securities or a request for exercise of outstanding warrants or options to an extent consistent with our objectives under the Plan.

     Additionally, Georgian will pay all of the expenses related to the Reorganization. We estimate that these expenses will be as follows:

          SEC filing fees                      $     742
          Legal fees                              50,000
          Accounting fees                         25,000
          Financial advisory fees                  9,500
          Printing costs                           1,350
          Miscellaneous                            3,408
                                               ---------
               Total                           $  90,000
                                               =========

DISSENTERS' RIGHTS

     Pursuant to the provisions of the Georgia Business Corporation Code, Georgian's shareholders have the right to dissent from the Plan and to receive the fair value of their shares in cash. Holders of Georgian common stock who fulfill the requirements described below will be entitled to assert dissenters' rights. Shareholders considering initiation of a dissenters' proceeding should review this section in its entirety. A dissenters' proceeding may involve litigation.

Preliminary Procedural Steps

     Pursuant to the provisions of Article 13 of the Georgia Business Corporation Code, if the Plan is consummated, you must:

     - Give to Georgian, prior to the vote at the special meeting with respect to the approval of the Plan, written notice of your intent to demand payment for your shares of Georgian common stock (hereinafter referred to as "shares");

     -    Not  vote  in  favor  of  the  Plan;  and

     - Comply with the statutory requirements summarized below. If you perfect your dissenters' rights, you will receive the fair value of your shares as of the effective date of the Reorganization.

     You may assert dissenters' rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify Georgian in writing of the name and address of each person on whose behalf you are asserting dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder's other shares were registered in the names of different shareholders.

Written Dissent Demand

     Voting against the Plan will not satisfy the written demand requirement. In addition to not voting in favor of the Plan, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Reorganization is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the Plan and will not be entitled to assert dissenters' rights.

     Any written objection to the Plan satisfying the requirements discussed above should be addressed to Georgian Bancorporation, Inc., 3270 Florence Road, Powder Springs, Georgia 30127, Attn: Corporate Secretary.

     If the shareholders of Georgian approve the Plan at the special meeting, Georgian must deliver a written dissenters' notice (the "Dissenters' Notice") to all of its shareholders who satisfy the foregoing requirements. The Dissenters' Notice must be sent within ten (10) days after the effective date of the Reorganization and must:

     - State where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

     - Inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

     -    Set  a  date  by  which  Georgian  must receive the demand for payment
          (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered); and

     - Be accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

     A record shareholder who receives the Dissenters' Notice must demand payment and deposit his or her certificates with Georgian in accordance with the Dissenters' Notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are cancelled or modified by the consummation of the Reorganization. A record shareholder who does not demand payment or deposit his or her share certificates as required, each by the date set in the Dissenters' Notice, is not entitled to payment for his or her shares under
Article  13  of  the  Georgia  Business  Corporation  Code.

     Except as described below, Georgian must, within 10 days of the later of the effective date of the Reorganization or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount Georgian estimates to be the fair value of the shares, plus accrued interest from the effective date of the Reorganization. Georgian's offer of payment must be accompanied by:

     -    Recent financial statements of Georgian;

     -    Georgian's estimate of the fair value of the shares;

     -    An explanation of how the interest was calculated;

     - A statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Business Corporation Code; and

     -    A copy of Article 13 of the Georgia Business Corporation Code.

     If the dissenting shareholder accepts Georgian's offer by written notice to Georgian within 30 days after Georgian's offer, Georgian must pay for the shares within 60 days after the later of the making of the offer or the effective date of the Reorganization.

     If the Reorganization is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, Georgian must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Georgian must send a new Dissenters' Notice if the Reorganization is consummated after the return of certificates and repeat the payment demand procedure described above.

     Section 14-2-1327 of the Georgia Business Corporation Code provides that a dissenting shareholder may notify Georgian in writing of his or her own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate, if:

     - He or she believes that the amount offered by Georgian is less than the fair value of his or her shares or that Georgian has calculated incorrectly the interest due; or

     - Georgian, having failed to consummate the Reorganization, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     A  dissenting  shareholder  waives his or her right to demand payment under
Section 14-2-1327 unless he or she notifies Georgian of his or her demand in writing within 30 days after Georgian makes or offers payment for the dissenting shareholder's shares. If Georgian does not offer payment within

10 days of the later of the Reorganization's effective date or receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany Georgian's payment offer, and Georgian must provide such information within 10 days after receipt of the written demand. The shareholder may notify Georgian of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.

Litigation

     If a demand for payment under Section 14-2-1327 remains unsettled, Georgian must commence a nonjury equity valuation proceeding in the Superior Court of Cobb County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If Georgian does not commence the proceeding within those 60 days, the Georgia Business Corporation Code requires Georgian to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Georgian is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

     The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Georgian, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under
Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Georgian if the court finds Georgian did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Business Corporation Code, or against either Georgian or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the Georgia Business Corporation Code.

     If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Georgian, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters' rights may be brought more than three years after the effective date of the Reorganization, regardless of whether notice of the Plan and of the right to dissent were given by Georgian in compliance with the Dissenters' Notice and payment offer requirements.

     This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Article 13 of the Georgia Business Corporation Code, included as Appendix B to this proxy statement. If you intend
                              ----------
to dissent from approval of the Plan, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any
----------
further notice of the events giving rise to dissenters' rights or any steps associated with perfecting dissenters' rights, except as indicated above or otherwise required by law.

     We have not made any provision to grant you access to any of the corporate files of Georgian, except as may be required by the Georgia Business Corporation Code, or to obtain legal counsel or appraisal services at the expense of Georgian.

     Any dissenting shareholder who perfects his or her right to be paid the "fair value" of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Special Factors-Federal Income Tax Consequences of the Reorganization."


                  INFORMATION ABOUT GEORGIAN AND ITS AFFILIATES

OVERVIEW

     Georgian Bancorporation, Inc. (formerly Sweetwater Financial Group, Inc.) was incorporated in Georgia in March 2000 to operate as a bank holding company and to purchase 100% of the issued and outstanding stock of Georgian Bank, a Georgia state bank headquartered in Powder Springs, Cobb County, Georgia (the "Bank"). In July 2001, Georgian completed its initial public offering of common stock. The Bank opened for business in November 2001 and moved into its main office in May 2002. During 2003, the holding company's name was changed from Sweetwater Financial Group, Inc. to Georgian Bancorporation, Inc.

     In September 2003, Georgian completed a $50 million private placement of 5,000,000 shares of common stock, with each share being accompanied by a warrant to purchase an additional 0.37 shares of common stock. The proceeds were injected into the Bank, except for $1.2 million of cash that was kept at the holding company level for possible future liquidity needs.

     Georgian's original focus was on providing community banking services in its local market area (Cobb and Paulding Counties in Georgia). However, its new business plan, developed in connection with the capital infusion described above, aims to serve the middle market business and investment community in a broader geographic area - the multi-county north metropolitan Atlanta area. Georgian is now targeting businesses with annual sales of $1 million to $25 million and affluent households with investable assets in excess of $100,000. The area now serviced by the Bank consists of three sectors: (1) Cobb, Douglas and Paulding Counties and the I-75 corridor; (2) North Fulton County and the Georgia-400 corridor; and (3) Gwinnett County and the I-85 corridor.

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Georgian after the Reorganization will be the same as the directors and executive officers of Georgian immediately prior to the Reorganization. The board of directors consists of 10 members with staggered three-year terms. Except for Messrs. Barber, Bentley and Watts, each director listed below was elected to the board in September 2003 in connection with the development of the new business plan and completion of the private placement described above. The following table shows information regarding the members of our board of directors. The ages shown are as of December 31, 2003.

                                     CLASS I DIRECTORS
                                   TERM EXPIRES IN 2005

                           DIRECTOR
NAME (AGE)                  SINCE             POSITIONS AND BUSINESS INFORMATION
-------------------------  --------  -----------------------------------------------------

Fred D. Bentley, Jr. (48)    2000    Mr. Bentley is a partner in the law firm of Bentley,
                                     Bentley & Bentley, located in Marietta, Georgia.  Mr.
                                     Bentley has practiced law for over 20 years and is
                                     licensed in Georgia, Louisiana, and Texas.  He
                                     currently serves as outside counsel for Cobb County
                                     and as city attorney for the City of Kennesaw.  Mr.
                                     Bentley served as a director of the Bank from 2000 to
                                     2003.

Lynn Darby (59)              2003    Mr. Darby joined Ernst & Young, LLP in 1968 and
                                     became a partner.  He retired from the firm in 2001
                                     after 33 years of service.

Andrew Head (50)             2003    Mr. Head is a consultant with Core-Mack
                                     International, a wholesale food distributor.  From
                                     1988 to 2002, Mr. Head was President and CEO of
                                     Head Distributing Co.  From 1997 to 2002, Mr. Head
                                     also served as Chairman of Head Distributing Co.
                                     Head Distributing Co. was sold to Fleming
                                     Companies, the parent of Core-Mack International, in
                                     2002.


                                   CLASS II DIRECTORS
                                  TERM EXPIRES IN 2006

                        DIRECTOR
NAME (AGE)               SINCE             POSITIONS AND BUSINESS INFORMATION
----------------------  --------  -----------------------------------------------------

Adams D. Little (43)      2003    Mr. Little is a partner in Pope & Land, a commercial
                                  real estate development and management firm
                                  engaged primarily in office real estate.

Taylor Smith (50)         2003    Mr. Smith is a private investor and president of Five
                                  Smiths, Inc., a venture capital and general
                                  management firm.  Prior to 2002, he was President of
                                  the Atlanta Falcons Football Club.


                                       36

                                   CLASS II DIRECTORS
                                  TERM EXPIRES IN 2006

Gordon R. Teel (60)       2003    Mr. Teel has served as Chairman and Chief
                                  Executive Officer of the Company and Chairman,
                                  Chief Executive Officer and President of the Bank
                                  since September 2003.  From April 2003 to August
                                  2003, Mr. Teel was the President and Chief
                                  Executive Officer of G. Teel Enterprises, Inc. which
                                  was acquired by Georgian Bancorporation, Inc.  Mr.
                                  Teel has over 14 years of banking experience, having
                                  served as Chief Executive Officer of Bank of North
                                  Georgia and its predecessor from 1993 to March
                                  2003 and as an executive officer of C&S Bank from
                                  1989 to 1992.  Prior to that, Mr. Teel was an audit
                                  partner with a predecessor of Ernst & Young LLP.

J.C. Wallace, Jr. (48)    2003    Mr. Wallace is President of Wallace Enterprises, a
                                  commercial real estate development firm primarily
                                  engaged in retail development.


                                  CLASS III DIRECTORS
                                  TERM EXPIRES IN 2007

                        DIRECTOR
NAME (AGE)               SINCE             POSITIONS AND BUSINESS INFORMATION
----------------------  --------  -----------------------------------------------------

Kenneth L. Barber (49)    2001    Mr. Barber has served as Vice Chairman of the
                                  Company and the Bank since September 2003.  From
                                  2001 to September 2003, he served as President and
                                  Chief Executive Officer of the Company and the
                                  Bank.  Mr. Barber has over 26 years of banking
                                  experience in Georgia.  Prior to joining the
                                  Company, he served as president and chief executive
                                  officer of Citizens & Merchants State Bank in
                                  Douglasville, Georgia for 14 years.  From 1976 to
                                  1986, he served in various capacities for Wachovia
                                  Corporation, including vice president of commercial
                                  lending.


                                       37

                                  CLASS III DIRECTORS
                                  TERM EXPIRES IN 2007

                        DIRECTOR
NAME (AGE)               SINCE             POSITIONS AND BUSINESS INFORMATION
----------------------  --------  -----------------------------------------------------

John O. Knox, Jr. (33)    2003    Mr. Knox is managing partner of DASH L.P., an
                                  investment management and venture capital firm.
                                  From 1993 to 2002, he was employed in a variety of
                                  positions including finance and operations with the
                                  Atlanta Falcons Football Club.  For the past year, he
                                  has served as a director of investment research and
                                  operations for Five Smiths, Inc., a general
                                  management firm.

L. Charles Watts (59)     2000    Mr. Watts founded W&W Financial Supplies in
                                  1980, which sells banking supplies throughout
                                  Georgia.  He is also involved with real estate
                                  development ventures in Paulding County, Georgia.
                                  He served as state representative to the Georgia
                                  House of Representatives from 1982 to 1996.  During
                                  his tenure in the House, Mr. Watts served as
                                  chairman of the Banks and Banking Committee and
                                  as a member of the Appropriations and Rules
                                  Committee.  From 1973 to 1980, Mr. Watts served as
                                  executive vice president of Citizens Bank in Dallas,
                                  Georgia.  Mr. Watts served a director of the Bank
                                  from 2000 to 2003.

Non-Director Executive Officers

     The persons described below are executive officers who do not serve on our board of directors.

Name              Age                        Business Information
----------------  ---  ----------------------------------------------------------------

Phillip J. Ekern   58  Mr. Ekern has served as Chief Financial Officer of Georgian
                       Bank since October 2002.  He previously served as chief
                       financial officer of Charter Bank & Trust Co. from 1990 to
                       October 2002. From 1976 to 1990, Mr. Ekern was employed by the First National Bank of Cobb County and its acquiror, Barnett
                       Banks of Atlanta, where he worked in the accounting area and was promoted to controller. He worked in various accounting positions at the First National Bank of Milwaukee, Wisconsin from 1967 to 1972.

     During the past five years, none of the above named persons has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

STOCK OWNERSHIP BY AFFILIATES

     The following table sets forth the number and the percentage ownership of shares of Georgian common stock beneficially owned by each director and executive officer of Georgian and by all current directors and executive officers as a group as of June 30, 2004. No shareholder owns more than five percent of our outstanding shares of common stock.

     The table also sets forth the number and approximate percentage of shares of Georgian common stock that the persons named in the table would beneficially own after the effective date of the Reorganization on a pro forma basis, assuming no changes in ownership between June 30, 2004 and the effective date of the Reorganization.

     Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power" which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days. Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares.

                                                                Percent Beneficial Ownership(1)
                                                              ----------------------------------
                                       Amount and Nature of     Before the         After the
                Name                   Beneficial Ownership   Reorganization    Reorganization
-------------------------------------  ---------------------  ---------------  -----------------

Kenneth L. Barber . . . . . . . . . .           190,359  (2)       3.15 %           3.29 %
Fred D. Bentley, Jr.. . . . . . . . .           108,196  (3)       1.81 %           1.89 %
Lynn Darby. . . . . . . . . . . . . .            50,000  (4)         *                *
Philip H. Ekern . . . . . . . . . . .            23,472  (5)         *                *
Andrew Head . . . . . . . . . . . . .           200,000            3.36 %           3.51 %
John O. Knox, Jr. . . . . . . . . . .            10,000              *                *
Adams D. Little . . . . . . . . . . .            50,000  (6)         *                *
Taylor Smith. . . . . . . . . . . . .           110,000            1.85 %           1.93 %
Gordon R. Teel. . . . . . . . . . . .           190,000  (7)       3.19 %           3.33 %
J. C. Wallace, Jr.. . . . . . . . . .           222,500  (8)       3.74 %           3.90 %
Charlie Watts . . . . . . . . . . . .           125,955  (9)       2.11 %           2.20 %

All directors and executive officers          1,280,481 (10)       21.0 %           21.9 %
as a group (11 persons)

______________________________
*    Represents less than 1 percent.

(1) Determined by assuming the named person exercises all options or warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants.

(2) Includes 92,000 shares subject to warrants and options exercisable within 60 days.

(3) Includes 30,022 shares held in Mr. Bentley's IRA, 3,490 shares held in Mr. Bentley's MPPP, 30,022 shares held jointly with Mr. Bentley's father, 4,550 shares held in Mr. Bentley's spouse's IRA and 26,667 shares subject to warrants exercisable within 60 days.

(4) Includes 50,000 shares held by Darby Partners, of which Mr. Darby is general partner.

(5)  Includes  8,000  shares  subject  to  options  exercisable  within 60 days.

(6)  Includes  5,000  shares  held  in  Mr.  Little's  IRA.

(7) Includes 100,000 shares held in Mr. Teel's IRA and 75,000 shares held jointly with his spouse.

(8) Includes 214,500 shares held by Dancing Bear LLC, of which Mr. Wallace is the manager and 8,000 shares held in Mr. Wallace's IRA.

(9) Includes 79,100 shares held jointly with his spouse and 18,667 shares subject to warrants exercisable within 60 days.

(10) Includes 145,333 shares held subject to options and warrants exercisable within 60 days.


RECENT AFFILIATE TRANSACTIONS IN GEORGIAN STOCK

     The following table shows all transactions in Georgian common stock involving Georgian and its executive officers, directors, affiliates during the past two years or since becoming an affiliate, whichever is later.

Name                    Date     No of Shares  Price per Share      Where/How Effected
--------------------  ---------  ------------  ----------------  ------------------------

Kenneth L. Barber      1/3/2003           188      $  11.22      Purchase from individual
                       1/3/2003           100      Unknown       Purchase from individual
                      4/15/2003            71      $  11.00      Purchase from individual
                      9/30/2003        30,000      $  10.00      Private placement

Fred D. Bentley, Jr.   1/3/2003           188      $  11.22      Purchase from individual
                      9/30/2003        38,062      $  10.00      Private placement

Lynn Darby            9/30/2003        50,000      $  10.00      Private placement

Philip H. Ekern        1/3/2003           201      $  11.22      Purchase from individual
                        2/13/03           200      $  11.50      Purchase from individual
                      4/15/2003            71      $  11.00      Purchase from individual
                      9/30/2003        15,000      $  10.00      Private placement

Andrew Head           9/30/2003       200,000      $  10.00      Private placement

John O. Knox, Jr.     9/30/2003        10,000      $  10.00      Private placement


                                       40

Adams D. Little, III  9/30/2003        50,000      $  10.00      Private placement

Taylor Smith          9/30/2003       110,000      $  10.00      Private placement

Gordon R. Teel        9/30/2003       200,000      $  10.00      Private placement

J. C. Wallace, Jr.    9/30/2003       222,500      $  10.00      Private placement

L. Charles Watts       1/3/2003           188      $  11.22      Purchase from individual
                      9/30/2003        79,100      $  10.00      Private placement


STOCK PURCHASES BY GEORGIAN

     During the past two years, Georgian has not repurchased any shares of its common stock.

RELATED PARTY TRANSACTIONS

     On  April  5,  2004,  the  Bank  entered  into  a contract with Pope & Land
Enterprises, Inc. ("Pope & Land) for development and construction services related to the construction of permanent facilities at the Bank's offices in the Cumberland area, Alpharetta and Lawrenceville. The amount of the contract is a base fee of $400,000 plus a performance bonus based upon final costs and completion dates, which is payable solely at the discretion of the bank. Adams
D. Little, III is a director of Georgian and a partner of Pope & Land. Mr. Little recused himself from all corporate deliberations regarding the Bank's entry into the contract. Management believes that the terms of the contract are at least as favorable to Georgian as it could obtain from an unaffiliated third party.

     On September 5, 2003, Georgian purchased the assets and assumed the liabilities of G. Teel Enterprises, Inc., a Georgia corporation controlled by Georgian's Chairman and Chief Executive Officer, Gordon R. Teel, for a cash purchase price of $21,000, reflecting a total acquisition of assets (principally pipeline loans) valued at $1.14 million less the assumption of liabilities valued at $1.399 million. Georgian's board of directors obtained an independent appraisal and fairness opinion in connection with its approval of the transaction, and Mr. Teel recused himself from the board's consideration of the transaction.

     In September 2003, G. Teel Enterprises, Inc. assigned its lease for office space in Alpharetta, Georgia to the Bank for use as new branch office space. The lease was assigned to the Bank without renegotiation or modification of its terms. The landlord is Pope & Land. One of the partners of Pope & Land, Adams
D. Little, III, is a director of the Company and also served as a director of G. Teel Enterprises. Messrs. Teel and Little recused themselves from any corporate approvals required in connection with the assignment of the lease. The Bank pays $3,870 per month to Pope & Land under the terms of the lease which expires in May 2006. Subsequent to the above transaction, the Bank entered into two additional leases with Pope & Land for additional space in the same office building. The Bank pays a total of $6,153 per month for these leases, which expire in April 2006 and December 2010. In July, 2004 Pope & Land sold the property to a third party.

     In September 2003, Georgian consummated the following sales of common stock to the directors and executive officers listed below as part of the private placement described under "-Overview" above. All sales were at a purchase price of $10.00 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.37 shares of common stock at an exercise price of $10.00 per share.

                                       No. of Units
                     Name                Purchased
          ---------------------------  ------------

          Kenneth L. Barber                  30,000
          Fred D. Bentley, Jr.               38,062
          Lynn Darby                         50,000
          Philip H. Ekern                    15,000
          Andrew Head                       200,000
          John O. Knox, Jr.                  10,000
          Adams D. Little, III               50,000
          Taylor Smith                      110,000
          Gordon R. Teel                    200,000
          J. C. Wallace, Jr.                222,500
          L. Charles Watts                   79,100

MARKET FOR COMMON STOCK

     There is not an organized trading market for Georgian's common stock, and we do not expect that an active market for Georgian common stock will develop after the Reorganization. The common stock has never been listed on an exchange or quotation system. In our September 2003 private placement, our stock sold at $10.00 per share. We are not aware of any subsequent trading prices for our common stock. We will not take any steps to cause the shares of Georgian common stock to become eligible for trading on an exchange or automated quotation system after the Reorganization, and Georgian will not be required to file reports under the Securities Exchange Act of 1934.

DESCRIPTION OF COMMON STOCK

     Pursuant to the Plan, the articles of incorporation of Georgian will be the articles of incorporation of the surviving corporation. The surviving corporation's authorized capital will consist of 10,000,000 shares of voting common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value.

     As  of  the  record  date,  _________  shares of Georgian common stock were issued and outstanding and were held of record by approximately 631 shareholders. We estimate that the number of shares of Georgian common stock outstanding after the Reorganization will be approximately 5,701,505. The exact change in the number of outstanding shares will depend on the number of shares that shareholders exchange for cash. As of the record date, no shares of Georgian preferred stock were issued and outstanding.

     The rights of Georgian shareholders will be governed by the Georgia Business Corporation Code and Georgian's articles of incorporation and bylaws. Neither Georgian's articles of incorporation nor its bylaws provide specific approval requirement for business combinations or Reorganizations. As a result, these transactions will be governed by the Georgia Business Corporation Code, which generally requires approval by the holders of a majority of the outstanding shares.

     Generally, we may issue additional shares of Georgian common stock without regulatory or shareholder approval, and common stock may be issued for cash or other property. Georgian common stock will not be subject to liability for further calls or assessments by Georgian or the Bank and will not be subject to any redemption, sinking fund or conversion provisions.

     Holders of Georgian common stock will be entitled to one vote per share on all matters requiring a vote of shareholders. The holders of shares of Georgian common stock will be entitled to dividends and other distributions as and when declared by the Board of Directors out of legally available assets. Georgian may pay dividends in cash, property or shares of common stock, unless Georgian is insolvent or the dividend payment would render it insolvent.

     Georgian's articles of incorporation and bylaws provide that if a director or officer of Georgian has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of Georgian, the Georgia Business Corporation Code would require that it indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. The Code expressly allows Georgian to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

     The indemnification provisions in Georgian's articles of incorporation and bylaws require Georgian to indemnify and hold harmless each of its directors, officers, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Georgian, against expenses (including, but not limited to, attorneys' fees and disbursements, court costs and expert witness fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. Indemnified persons would also be entitled to have Georgian advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts must be repaid.

     Georgian's articles of incorporation limit the liability of a director to Georgian or its shareholders for any breach of duty as a director except for a breach of duty for which the Georgia Business Corporation Code prohibits such limitation of liability. This provision does not limit the right of Georgian or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

DIVIDEND POLICY

     The holders of shares of Georgian common stock will be entitled to dividends and other distributions as and when declared by the board of directors out of assets legally available therefor. Dividends may be paid in cash, property or shares of common stock unless Georgian is insolvent or the dividend payment would render it insolvent. We have not paid dividends in the past and do not anticipate paying dividends in the future, as we plan to retain earnings to support our operations.

     Our ability to pay cash dividends is influenced, and in the future could be further influenced, by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount and timing of future dividends, if any, will depend upon, among other things, future earnings, the financial condition of Georgian Bank and Georgian, the amount of cash on hand at the holding company level, outstanding debt obligations and limitations on the payment of dividends on any debt obligations, and the requirements imposed by regulatory authorities.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following historical financial data is derived from, and qualified by reference to, Georgian's Consolidated Financial Statements and the Notes thereto included in its Annual Report on Form 10-KSB for the year ended December 31, 2003 and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004. You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the annual and periodic reports listed above. For information on how to obtain copies of these reports, see "Where You Can Find More Information" and "Documents Incorporated by Reference" elsewhere in this proxy statement.

                                             For the Year Ended December 31
                                         -------------------------------------
(In thousands except per share data)          2003         2002        2001
                                         --------------  ---------  ----------

Net interest income                      $       4,593      1,360         147
Provision for loan losses                        2,207        437          55
Other income                                       167         77           -
Other expense                                    3,106      1,705         619
Income taxes                                      (715)         -           -
Net earnings                             $         163       (705)       (527)

PER COMMON SHARE
Basic earnings per share                 $         .07       (.75)       (.56)
Diluted earnings per share                         .06       (.75)       (.56)
Cash dividends declared                              -          -           -
Book value                               $        9.78       8.52        9.24

AT YEAR END
Loans, net                               $     214,181     42,923       5,454
Earning assets                                 243,053     52,822      12,221
Assets                                         250,044     58,696      14,217
Deposits                                       191,093     50,440       5,486
Shareholders' equity                     $      58,134      8,044       8,674
Common shares outstanding                        5,945        944         938

AVERAGE BALANCES
Loans                                    $      81,428     26,776       3,676
Earning assets                                 100,772     32,538      10,578
Assets                                         107,349     36,665      12,683
Deposits                                        82,663     28,198       3,998
Shareholders' equity                     $      23,023      8,306       8,629
Weighted average shares outstanding              2,509        939         355

KEY PERFORMANCE RATIOS
Return on average assets                           .15%    (1.92)%     (4.15)%
Return on average shareholders' equity             .69%    (8.49)%     (6.10)%
Dividend payout ratio                                -          -           -
Average equity to average assets                 23.25%     22.65%      68.04%

                                                       For the Six Months
                                                          Ended June 30,
                                                     -----------------------
(In thousands except per share data)                    2004         2003
                                                     -----------  ----------

Net interest income                                  $    6,780       1,080
Provision for loan losses                                 2,540         114
Other income                                                354          85
Other expense                                             4,440       1,065
Income taxes                                                 40           -
Net earnings (loss)                                  $      114         (14)

PER COMMON SHARE
Basic earnings per share                             $      .02        (.01)
Diluted earnings per share                                  .02        (.01)
Cash dividends declared                                       -           -
Book value                                           $     9.80        8.52

AT PERIOD END
Loans, net                                           $  421,289      48,915
Earning assets                                          461,883      64,984
Assets                                                  476,122      71,153
Deposits                                                413,468      62,604
Shareholders' equity                                 $   58,282       8,050
Common shares outstanding                                 5,949         944

AVERAGE BALANCES
Loans                                                $  319,931      45,961
Earning assets                                          354,591      59,858
Assets                                                  365,427      65,885
Deposits                                                304,857      57.783
Shareholders' equity                                 $   58,197       9,362
Weighted average shares outstanding                       5,948         944

KEY PERFORMANCE RATIOS
Return on average assets (annualized)                       .12%      (.04)%
Return on average shareholders' equity (annualized)         .78%      (.30)%
Dividend payout ratio                                         -           -
Average equity to average assets                          15.92%      14.21%

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheet as of June 30, 2004 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2004, and for the year ended December 31, 2003 (collectively, the "Pro Forma Statements of Operations"), show the pro forma effect of the Reorganization. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reorganization occurred at June 30, 2004, while the pro forma adjustments to the Pro Forma Statements of Operations are computed as if the Reorganization were consummated on January 1, 2003, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by Georgian after consummation of the Reorganization.

     The pro forma information does not purport to represent what Georgian's results of operations actually would have been if the Reorganization had occurred on January 1, 2003.

                               GEORGIAN BANCORPORATION, INC. AND SUBSIDIARY
                                   PRO FORMA CONSOLIDATED BALANCE SHEET
                                               JUNE 30, 2004
                                          (DOLLARS IN THOUSANDS)
                                                (UNAUDITED)

----------------------------------------------------------------------------------------------------------
                                                   Georgian                                     Pro Forma
                                                  Historical          Pro Forma Adjustments     Combined
                                                 ------------       -------------------------  -----------
ASSETS
Cash and due from banks                          $     2,060   (3)  $         291              $    2,351
Federal funds sold                                     6,535                                        6,535
     Cash and cash equivalents                         8,595                                        8,595
Securities available for sale                         33,029                                       33,029
Other investments                                      1,030                                        1,030
Loans                                                421,289                                      421,289
Premises and equipment                                 9,897                                        9,897
Other assets                                           7,520                                        7,520
                                                 ------------       --------------------------------------
          Total assets                           $   476,122        $         291              $  476,413
                                                 ============       ======================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
     Non-interest bearing                        $    14,052                                   $   14,052
     Interest bearing                                399,416                                      399,416
     Total deposits                                  413,468                                      413,468

Accrued expenses and other liabilities                 2,980                                        2,980
Other borrowed funds                                   1,392   (2)          4,000                   5,392

          Total liabilities                          417,840                4,000                 421,840

Shareholders' equity:
Common stock                                              59   (1)             (2)                     57
Additional paid-in capital                            59,280                                       59,280
Retained earnings                                     (1,077)                                      (1,077)
Accumulated other comprehensive income                    19                                           19
Less: treasury stock                                           (1)         (3,707)                 (3,707)
Total shareholders' equity                            58,282               (3,709)                 54,573
                                                 ------------                                  -----------

Total liabilities and equity                     $   476,121        $      (3,709)             $  476,413
                                                 ============       ==============             ===========
                                                 Common stock

(1) Assumes retirement of 247,281 shares at 15.00 per share
(2) Issuance of $4 million new debt to finance transaction
(3) Excess proceeds from new borrowings

Shares outstanding                                     5,948                 (247)                  5,702
Book value per share                             $      9.80        $        (.23)             $     9.57
==========================================================================================================

See accompanying notes to pro forma consolidated financial statements.

                                 GEORGIAN BANCORPORATION, INC. AND SUBSIDIARY
                             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                    FOR THE SIX MONTHS ENDED JUNE 30, 2004
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                  (UNAUDITED)

                                                        Georgian
                                                       Historical         Pro Forma Adjustments      Pro Forma
                                                      ------------       -------------------------  ----------

Interest income                                       $      9,993                                  $    9,993
Interest expense                                             3,212  (1)             75                   3,287
                                                      ------------                                  ----------
     Net interest income                                     6,781                 (75)                  6,706

Provision for loan losses                                    2,540                                       2,540
Other income                                                   354                                         354
Other expense                                                4,440                                       4,440
                                                      ------------                                  ----------
     Earnings before taxes                                     154                 (75)                     79
     Income tax expense                                         40  (2)            (26)                     14

     Net earnings                                     $        114       $         (49)             $       65
                                                      ============       ==============             ==========

(1)  Increase in interest expense on $4 million new borrowed funds at 3.75%
(2)  Income tax effect using effective rate of 35%

Basic earnings per share                              $        .02       $        (.01)             $      .01
Diluted earnings per share                            $        .02       $        (.01)             $      .01

Weighted average shares:
     Basic                                                   5,948                (247)                  5,701
     Diluted                                                 5,958                (247)                  5,711

See accompanying notes to pro forma consolidated financial statements.

                                 GEORGIAN BANCORPORATION, INC. AND SUBSIDIARY
                                 PRO FORMA CONSOLIDATED STATEMENTS OF  INCOME
                                     FOR THE YEAR ENDED DECEMBER 31, 2003
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                  (UNAUDITED)

                                                       Georgian
                                                      Historical          Pro Forma Adjustments     Pro Forma
                                                     ------------       -------------------------  -----------

Interest income                                      $     6,218                                   $    6,218
Interest expense                                           1,624                  150                   1,774
                                                     ------------                                  -----------
     Net interest income                                   4,593                 (150)                  4,443

Provision for loan losses                                  2,207                                        2,207
Other income                                                 168                                          168
Other expense                                              3,106                                        3,106
                                                     ------------                                  -----------
Earnings before income taxes                                (551)                (150)                   (701)

Income tax expense                                           714   (2)            (53)                    767
     Net earnings                                    $       163                  (97)             $       66
                                                     ============                                  ===========

(1)  Increase in interest expense on $4 million new borrowed funds at 3.75%.
(2)  Income tax effect using effective rate of 35%.

Basic earnings per share                             $       .07        $         .03              $      .04
Diluted earnings per share                           $       .06        $         .03              $      .03

Weighted average shares:
     Basic                                                 2,509                 (247)                 (2,261)
     Diluted                                               2,519                 (247)                 (2,271)

See accompanying notes to pro forma consolidated financial statements.

                  GEORGIAN BANCORPORATION, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

(1) The unaudited pro forma consolidated balance sheet as of June 30, 2004 and consolidated statements of operations for the six months ended June 30, 2004 and for the year ended December 31, 2003 have been prepared based on the historical consolidated balance sheets and statements of operations, which give effect to the Reorganization as if it had occurred on the earliest date presented.

(2) In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring nature.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC's public reference facilities located at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330 or via the SEC's website at www.sec.gov.

     We have a filed a Schedule 13E-3 under the Exchange Act in connection with the Reorganization. This Proxy Statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.


                       DOCUMENTS INCORPORATED BY REFERENCE

     SEC rules and regulations allow us to incorporate into this Proxy Statement by reference certain reports and other information, which means that we may disclose important information to you by referring you to another report that we have filed separately with the SEC. The documents incorporated into this Proxy Statement by reference are deemed to be part of this document, except for any information superseded by information contained in, or otherwise incorporated by reference into, this document. This Proxy Statement hereby incorporates by reference the reports listed below, which we have previously filed with the SEC, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act's forward-looking statements safe harbor contained in such document is excluded and is not incorporated herein by reference. The following reports contain information about us and our financial condition, results of operations and business that are important to you, and we encourage you to read them carefully in connection with your review of this Proxy Statement.

     1. Annual Report on Form 10-KSB for the year ended December 31, 2003 (SEC File No. 0-50717)
     2. Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004 (SEC File No. 0-50717)
     3.   Current  Report  on  Form  8-K  filed on August 25, 2004 (SEC File No.
          0-50717)

     We are also incorporating by reference all additional reports and other information that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the special shareholders' meeting described herein.

     You may have been sent some of the reports and other information incorporated by reference in this Proxy Statement previously, but you can also obtain any of them through the SEC as described above or from us at the address provided below. We will provide to you without charge, by first class mail or other equally prompt means within one business day of your written or oral request, a copy of any report or other information incorporated by reference in this Proxy Statement. You should direct your request to us at the following address:

                          Georgian Bancorporation, Inc.
                               3270 Florence Road
                         Powder Springs, Georgia  30127
                         Attn:  Chief Financial Officer
                           Telephone:  (770) 943-1400

                                   APPENDIX A
                                   ----------

                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Plan of Reorganization") is made and entered into as of the 23rd day of August, 2004, by and between Georgian Bancorporation, Inc. ("Georgian"), a bank holding company organized under the laws of the State of Georgia, and Georgian Interim Corporation ("Interim"), a Georgia corporation.

                                   WITNESSETH
                                   ----------

     WHEREAS, Georgian and Interim have determined that in order to effect a recapitalization of Georgian resulting in the suspension of its duties to file reports with the Securities and Exchange Commission, Georgian should cause Interim to be organized as a Georgia corporation for the sole purpose of merging with and into Georgian, with Georgian being the surviving corporation;

     WHEREAS, the authorized capital stock of Georgian consists of 10,000,000 shares of common stock ("Georgian Common Stock"), $0.01 par value, of which 5,948,786 shares are issued and outstanding and 10,000,000 shares of preferred stock, $0.01 par value, of which no shares are issued and outstanding;

     WHEREAS, the authorized capital stock of Interim consists of 1,000 shares of common stock ("Interim Common Stock"), $0.01 par value, of which 100 shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Georgian and Interim deem it advisable and in the best interests of Georgian and Interim and their respective shareholders that Interim be merged with and into Georgian;

     WHEREAS, the respective Boards of Directors of Georgian and Interim, by resolutions duly adopted, have approved and adopted this Plan of Reorganization and directed that it be submitted to the respective shareholders of Georgian and Interim for their approval; and

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Georgian Common Stock and Interim Common Stock as hereinafter provided, and such other provisions relating to the reorganization and merger as the parties deem necessary or desirable, the parties hereto agree as follows:


                                    SECTION 1

                                 REORGANIZATION
                                 --------------

     Pursuant to the applicable provisions of Georgia law, Interim shall be merged with and into Georgian (the "Reorganization"). Georgian shall be the survivor of the merger (the "Surviving Corporation").

                                    SECTION 2

                      EFFECTIVE DATE OF THE REORGANIZATION
                      ------------------------------------

     The merger of Interim with and into Georgian shall be effective as of the date (the "Effective Date") specified in the certificate of merger relating to the Reorganization that is filed with the Georgia Secretary of State.


                                    SECTION 3

                  LOCATION, ARTICLES AND BYLAWS, AND MANAGEMENT
                  ---------------------------------------------

     On the Effective Date:

     (a) The principal office of the Surviving Corporation shall be located at 3270 Florence Road, Powder Springs, Georgia 30127, or such other location where Georgian is located on the Effective Date of the Reorganization.

     (b) The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the same Articles of Incorporation and Bylaws of Georgian as are in effect on the Effective Date of the Reorganization.

     (c) The directors and officers of the Surviving Corporation shall be the directors and officers of Georgian on the Effective Date of the Reorganization. All such directors and officers of the Surviving Corporation shall serve until their respective successors are elected or appointed pursuant to the Bylaws of the Surviving Corporation.


                                    SECTION 4

               EXISTENCE, RIGHTS, DUTIES, ASSETS, AND LIABILITIES
               --------------------------------------------------

     (a) As of the Effective Date of the Reorganization, the existence of Georgian shall continue in the Surviving Corporation.

     (b) As of the Effective Date of the Reorganization, the Surviving Corporation shall have, without further act or deed, all of the properties, rights, powers, trusts, duties and obligations of Georgian and Interim.

     (c) As of the Effective Date of the Reorganization, the Surviving Corporation shall have the authority to engage only in such businesses and to exercise only such powers as are provided for in the Articles of Incorporation of the Surviving Corporation, and the Surviving Corporation shall be subject to the same prohibitions and limitations to which it would be subject upon original incorporation, except that the Surviving Corporation may engage in any business and may exercise any right that Georgian or Interim could lawfully have exercised or engaged in immediately prior to the Effective Date of the Reorganization.

     (d) No liability of Georgian or Interim or of any of their shareholders, directors or officers shall be affected by the Reorganization, nor shall any lien on any property of Georgian or Interim be impaired by the Reorganization. Any claim existing or any action pending by or against Georgian or Interim may be prosecuted to judgment as if the Reorganization had not taken place, or the Surviving Corporation may be substituted in place of Georgian or Interim.


                                    SECTION 5

                    EFFECT OF MERGER ON INTERIM SHAREHOLDERS
                    ----------------------------------------

     Each share of Interim Common Stock outstanding immediately prior to the Effective Date of the Reorganization shall be cancelled and shall no longer be outstanding.


                                    SECTION 6

          MANNER AND BASIS OF CONVERTING SHARES OFGEORGIANCOMMON STOCK
          ------------------------------------------------------------

     (a)  Conversion of Shares.  The shares of Georgian Common Stock that are
          --------------------
outstanding on the Effective Date of the Reorganization, excluding those shares of Georgian Common Stock held by shareholders who have perfected dissenters' rights of appraisal under the applicable provisions of the Georgia Business Corporation Code, O.C.G.A. Sec. 14-2-1301 et seq. (the "Dissenters' Rights Provisions"), shall be converted or retained as follows:

          (1) Subject to the provisions of Section 6(a)(4) below, each share of Georgian Common Stock held by a shareholder who is the record holder of 2,000 or fewer shares of Georgian Common Stock shall be converted into the right to receive cash, payable by the Surviving Corporation, in the amount of $15.00 per share of Georgian Common Stock.

          (2) Subject to the provisions of Section 6(a)(4) below, each share of Georgian Common Stock held of record by a shareholder who is the holder of more than 2,000 shares of Georgian Common Stock shall remain outstanding and held by such shareholder.

          (3) All treasury stock held by the Company shall remain treasury stock and shall be unaffected by this Plan of Reorganization.

          (4) Notwithstanding the foregoing, any shares held by a shareholder of record in his or her individual retirement account ("IRA") will be included in determining whether that shareholder of record holds more than 2,000 shares of Georgian Common Stock. If such a shareholder holds more than 2,000 shares of record and in his or her IRA on a combined basis, those shares will remain outstanding and held in such accounts without modification after the Reorganization.

     (b)  Georgian Stock Options.  The Georgian Bancorporation 2002 Stock
          ----------------------
Incentive Plan (the "Option Plan") and the options issued thereunder that are outstanding on the Effective Date of the Reorganization shall continue to be outstanding after the Effective Date subject to the terms and conditions of the existing written documents reflecting the Option Plan and such options.

     (c)  Georgian Warrants.  The warrants to purchase shares of Georgian Common
          -----------------
Stock that are issued and outstanding on the Effective Date of the Reorganization shall continue to be outstanding after the Effective Date subject to the terms and conditions of the applicable warrant agreements.

     (d)  Failure to Surrender Georgian Common Stock Certificates.  Until a
          -------------------------------------------------------
Georgian shareholder receiving cash in the Reorganization surrenders his or her Georgian Common Stock certificate or certificates to Georgian (or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to Georgian's usual procedures), the shareholder shall not be issued the cash (or any interest thereon) that such Georgian Common Stock certificate entitles the shareholder to receive.


                                    SECTION 7

                        ACQUISITION OF DISSENTERS' STOCK
                        --------------------------------

     Georgian shall pay to any shareholder of Georgian who complies fully with the Dissenters' Rights Provisions an amount of cash (as determined and paid under the terms of such Provisions) for his or her shares of Georgian Common Stock. The shares of Georgian Common Stock so acquired shall be cancelled.


                                    SECTION 8

                                 FURTHER ACTIONS
                                 ---------------

     From time to time, as and when requested by the Surviving Corporation, or by its successors or assigns, Georgian shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such other actions, as the Surviving Corporation, or its successors and assigns, may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation, and its successors and assigns, title to and possession of all the property, rights, powers, trusts, duties and obligations referred to in Section 4 hereof and otherwise to carry out the intent and purposes of this Plan of Reorganization.


                                    SECTION 9

           CONDITIONS PRECEDENT TO CONSUMMATION OF THE REORGANIZATION
           ----------------------------------------------------------

     This Plan of Reorganization is subject to, and consummation of the Reorganization herein provided for is conditioned upon, the fulfillment prior to the Effective Date of the Reorganization of each of the following conditions:

     (a) Approval of the Plan of Reorganization by the shareholders of each of Georgian and Interim in accordance with the provisions of applicable law and the provisions of the applicable constituent's articles of incorporation, bylaws and other governing instruments;

     (b) The number of shares held by persons who have perfected dissenters' rights of appraisal pursuant to the Dissenters' Rights Provisions shall not be deemed by the Board of Directors to make consummation of this Plan of Reorganization inadvisable;

     (c) Procurement of any action, consent, approval or ruling, governmental or otherwise, which is, or in the opinion of counsel for Georgian and Interim may be, necessary to permit or enable the Surviving Corporation, upon and after the Reorganization, to conduct all or any part of the business and activities conducted by the Georgian prior to the Reorganization.


                                   SECTION 10

                                   TERMINATION
                                   -----------

     In the event that:

     (a) The number of shares of Interim Common Stock or Georgian Common Stock voted against the Reorganization shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of Georgian or Interim;

     (b) Any action, consent, approval, opinion, or ruling required to be provided by Section 9 of this Plan of Reorganization shall not have been obtained; or

     (c) For any other reason consummation of the Reorganization is deemed inadvisable in the opinion of the Board of Directors of Georgian or Interim;

then this Plan of Reorganization may be terminated at any time before consummation of the Reorganization by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other party. Upon termination by written notice as provided by this Section 10, this Plan of Reorganization shall be void and of no further effect, and there shall be no liability by reason of this Plan of Reorganization or the termination hereof on the part of Georgian, Interim, or their directors, officers, employees, agents or shareholders.


                                   SECTION 11

                                AMENDMENT; WAIVER
                                -----------------

     (a) At any time before or after approval and adoption hereof by the respective shareholders of Georgian and Interim, this Plan of Reorganization may be amended by written agreement by Georgian and Interim; provided, however, that after the approval and adoption of this Plan of Reorganization by the shareholders of Georgian and Interim, no amendment reducing the consideration payable to Georgian shareholders shall be valid without having been approved by the Georgian shareholders in the manner required for approval of this Plan of Reorganization. In particular, in the event that the consummation of the Plan of Reorganization would yield more than 300 shareholders of record, the Board may amend the Plan of Reorganization to increase the 2,000-share threshold described in Section 6(a) to the minimum threshold necessary to ensure that the Company will have fewer than 300 shareholders of record as a result of the transactions contemplated by this Plan of Reorganization.

     (b) A waiver by any party hereto of any breach of a term or condition of this Plan of Reorganization shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, in law or in equity, or claim which any party may have against another party for anything arising out of, connected with or based upon this Plan of Reorganization. A waiver shall be effective only if evidenced by a writing signed by the party who is entitled to the benefit of the term or condition of this Plan of Reorganization which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.


                                   SECTION 12

              BINDING EFFECT; COUNTERPARTS; HEADINGS; GOVERNING LAW
              -----------------------------------------------------

     This Plan of Reorganization is binding upon the parties hereto and upon their successors and assigns. This Plan of Reorganization may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Plan of Reorganization and the headings herein set out are for convenience or reference only and shall not be deemed a part of this Plan of Reorganization. This Plan of Reorganization shall be governed by and construed in accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization to be executed by their duly authorized officers and their corporate seals to be affixed hereto all as of the day and year first above written.


                                   GEORGIAN BANCORPORATION, INC.


                                   By:      /s/ Gordon R. Teel
                                      ------------------------------------------

                                   Name:    Gordon R. Teel
                                        ----------------------------------------

                                   Title:   Chairman and Chief Executive Officer
                                        ----------------------------------------

ATTEST:


/s/ Philip H. Ekern
---------------------------------

Name:  Philip H. Ekern
     ----------------------------


                                   GEORGIAN INTERIM CORPORATION


                                   By:        /s/ Gordon R. Teel
                                      ------------------------------------------

                                   Name:     Gordon R. Teel
                                        ----------------------------------------

                                   Title:    President
                                         ---------------------------------------


ATTEST:


/s/ Philip H. Ekern
---------------------------------

Name:  Philip H. Ekern
     ----------------------------

                                   APPENDIX B
                                   ----------

                                ARTICLE 13 OF THE
                        GEORGIA BUSINESS CORPORATION CODE

14-2-1301.     DEFINITIONS.

As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.     RIGHT TO DISSENT.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholder within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A)  Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the rights of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,500 shares, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,500 shares, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.     DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which dissents and his or her other shares were registered in the names of different shareholders.

14-2-1320.     NOTICE OF DISSENTERS' RIGHTS.

(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322.

14-2-1321.     NOTICE OF INTENT TO DEMAND PAYMENT.

(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

          (2)  Must not vote his or her shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his or her shares under this article.

14-2-1322.     DISSENTERS' NOTICE.

(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)  Be accompanied by a copy of this article.

14-2-1323.     DUTY TO DEMAND PAYMENT.

(a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his or her certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his or her shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this article.

14-2-1324.     SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

14-2-1325.     OFFER OF PAYMENT.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code
Section 14-2-1323 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)  The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4)  A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5)  A copy of this article.

(c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.     FAILURE TO TAKE ACTION.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1422 and repeat the payment demand procedure.

14-2-1327.     PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate of the fair value of his or her shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section unless he notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation made or offered payment for his or her shares.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate of the fair value of his or her shares and interest due.

14-2-1330.     COURT ACTION.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of the Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.

14-2-1331.     COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.     LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-132.

                                   APPENDIX C
                                   ----------

                             OPINION OF INDEPENDENT
                                FINANCIAL ADVISOR

                                FAIRNESS OPINION
                          GEORGIAN BANCORPORATION, INC.



                                  REPORT DATED
                                 AUGUST 23, 2004

                                                                 August 23, 2004


Board  of  Directors
Georgian  Bancorporation,  Inc.
Powder  Springs,  Georgia

     RE:  FAIRNESS  OPINION  RELATIVE  TO  A  PROPOSED  GO-PRIVATE  TRANSACTION
          ---------------------------------------------------------------------

Directors:

The Board of Directors of Georgian Bancorporation, Inc. ("Georgian" or the "Company") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of a proposed go-private transaction (the "Transaction"). This opinion is based upon financial information through June 30, 2004.

Southard Financial and its principals have no past, present, or contemplated future interest in Georgian or the conclusion of this opinion. Further, Southard Financial and its principals have no bias or conflict that could cause a question as to their independence or objectivity. Compensation paid to Southard Financial for the opinion is in no way contingent upon the conclusion of the opinion.


APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

     - A review of the financial performance and position of Georgian and the market value (trading range and activity) of its common stock;
     - A review of recent bank merger transactions in the United States, Georgia, and surrounding states;
     - A review of the current and historical market prices of bank holding companies in the United States, Georgia, and surrounding states;
     - A review of the investment characteristics of the common stock of Georgian;
     -    A  review  of  the  proposed  terms  of  the  Transaction;  and,
     - An evaluation of other factors as was considered necessary to render this opinion.


DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents cited in Exhibit 1 pertaining to Georgian and the proposed Transaction. Southard Financial visited with the management and legal counsel of Georgian. Details pertaining to Georgian are contained in Southard Financial's file.

Board  of  Directors
Georgian  Bancorporation,  Inc.


THE PROPOSED TRANSACTION

As part of the Transaction, Georgian expects to acquire approximately 247,000 shares at a price of $15.00 per share (total Transaction price of about $3.7 million). The proposed Transaction represents the following pricing ratios (based upon the most recent released financial results):

          Price/Book Value ($9.80 per share at 6/30/04)   153%
          Price/Earnings ($0.04 per share annualized)    375x
          Price/Assets at June 30, 2004                  18.7%
          Price/Book Value - 9% Capital                   216%
          Price/Assets - 9% Capital                      19.4%

It should be noted that Georgian has a substantial number of warrants and options outstanding to purchase its common stock. However, the weighted average exercise price of those warrants and options is $9.68 per share, which is very near the June 30, 2004 book value of $9.80 per share. Therefore, the warrants and options are not materially dilutive to book value (about $0.02 per share). Further, given the extremely low level of historical earnings, the dilution of earnings per share is also not material on a dollar basis ($0.01 per share).

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed Transaction. The review process included considerations regarding Georgian and the proposed Transaction. The major considerations are as follows:

GEORGIAN BANCORPORATION, INC.

     -    Historical  earnings;
     -    Historical  dividend  payments;
     -    Outlook  for  future  performance,  earnings,  and  dividends;
     -    Economic  conditions  and  outlook  in  Georgian's  market;
     -    The  competitive  environment  in  Georgian's  market;
     -    Comparisons  with  peer  banks;
     -    Recent  minority  stock  transactions in Georgian's common stock; and,
     - Other such factors as were deemed appropriate in rendering this opinion.

MARKET FACTORS

     -    Historical  and  current  bank  merger  pricing;  and,
     - Historical and current market pricing for publicly traded banks and bank holding companies.

THE PROPOSED TRANSACTION

     -    The  price  paid  to  the  cashed-out  shareholders  of Georgian; and,
     - The impact on the investment value to the shareholders not cashed-out in the Transaction.

Board  of  Directors
Georgian  Bancorporation,  Inc.


OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and should not be interpreted based upon partial analyses.

In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Georgian. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.

FAIRNESS OF THE TRANSACTION PRICE-CASHED OUT SHAREHOLDERS

                COMPARISON WITH RECENT CONTROL BANK TRANSACTIONS

Based upon the Transaction price of $15.00 per share, the Transaction price represents the following pricing ratios:

          Price/Book Value ($9.80 per share at 6/30/04)   153%
          Price/Earnings ($0.04 per share annualized)    375x
          Price/Assets at June 30, 2004                  18.7%
          Price/Book Value - 9% Capital                   216%
          Price/Assets - 9% Capital                      19.4%

The price/book ratio is below the average price/book ratio for the selected whole-bank transactions during the first six months of 2004 (246.6%). However, the price/book value multiple is substantially above the trading multiples of publicly traded financial institutions.

The price/earnings ratio is substantially above the average price/earnings ratio for the selected whole-bank transactions during the first six months of 2004 (28.0x). However, the price/earnings ratio is near the market when expected 2004 earnings are considered. Further, the price/earnings multiple is substantially above the trading multiples of publicly traded financial institutions.

The price/asset ratio is below the average ratio for the selected whole-bank transactions during the first six months of 2004 (20.7%). However, the ratio is near the market when adjusted for excess capital.

Thus, on balance the implied pricing ratios are below observed market pricing for whole-bank transactions, above the trading multiples of publicly traded banks, and not inconsistent with the valuation premise of enterprise value.

Board  of  Directors
Georgian  Bancorporation,  Inc.


                              ANALYSIS OF LIQUIDITY

Georgian stock is not listed on an exchange, and there is not an organized trading market for the stock. Since the private placement in 2003, Georgian has not bought or sold any of its stock and there have been no trades in Georgian common stock for which information is available. Thus, the ability to sell Georgian stock is very limited and the proposed Transaction would provide some liquidity for smaller minority shareholders.

                          DISCOUNTED CASH FLOW ANALYSIS

Based upon a pro-forma discounted cash flow analysis, Southard Financial determined the value of Georgian based upon adding (i) the present value of the estimated future dividend stream that Georgian could generate over the next five to ten year period; and, (ii) the present value of the "terminal value" of Georgian common stock at the end of the period. To determine a projected dividend stream, Southard Financial used an estimate of ongoing earnings for 2004, assumed annual growth in assets of 5%-10%, annual growth in earnings of 10%-20%, and assumed a dividend payout ratio to maintain no more than 9.00% capital. The "terminal value" of Georgian common stock at the end of the projection period was determined by applying price/earnings multiples of 18-20 times projected net income in the final year of the analysis. The dividend stream and terminal value were discounted to the present using discount rates between 12% and 16%, which Southard Financial viewed as the appropriate discount rate range for a company with Georgian's risk characteristics. Using this analysis, the implied value of Georgian was consistently at or below the proposed Transaction price.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Georgian. Throughout the due diligence process, Southard Financial relied upon all information provided by Georgian and third party sources without independent verification.

FAIRNESS  OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the price to be paid to the cashed out shareholders of Georgian is fair, from a financial point of view.

FAIRNESS ANALYSIS-REMAINING SHAREHOLDERS

             IMPACT ON GEORGIAN'S CAPITAL RATIO AND RETURN ON EQUITY

The Transaction will reduce Georgian's capital ratio from 12.24% at June 30, 2003 to 11.45% on a pro forma basis. Expenses will be impacted by the Transaction, as Georgian will incur interest expense on newly borrowed funds used to finance the Transaction; conversely, expenses associated with SEC

Board  of  Directors
Georgian  Bancorporation,  Inc.


registration will be eliminated. Therefore, on a pro forma basis, return on equity will not change materially after the Transaction, except as earnings increase according to management's business plan.

     IMPACT OF TRANSACTION ON GEORGIAN'S PERFORMANCE AND FINANCIAL POSITION

Southard Financial reviewed the impact of the proposed Transaction on the earnings per share and book value per share of Georgian. Further, Southard Financial reviewed pro forma financial statements provided by management, which were based upon Georgian's historical financial statements, adjusted to reflect the terms of the Transaction.

EARNINGS PER SHARE: Based upon the terms of the Transaction, the pro forma financial statements, and our analysis, it is reasonable to expect that earnings per share post-Transaction will not be substantially different than if Georgian does not consummate the Transaction. However, it should be noted that management's budget for 2004 earnings (and the expectation for 2005 earnings) is substantially above historical levels.

BOOK VALUE: Reported book value of Georgian was $9.80 per share at June 30, 2004. Had the Transaction occurred on that date, book value would have declined to $9.57 per share, or by $0.23 per share (2.3%). Based upon management's estimate of earnings for 2004 and 2005, book value would likely return to its pre-Transaction level in 2005.

FUNDAMENTAL ANALYSIS: Southard Financial reviewed the financial characteristics of Georgian with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared Georgian to a universe of publicly traded banks and bank holding companies. Based upon the terms of the Transaction and the pro forma financial statements, Georgian's capital ratio and return on average equity (relative to the industry average) would be largely unchanged after the Transaction. Further, management expects to realize substantial savings due to the elimination of costs associated with SEC registration.

                       EXPECTED IMPACT ON PER SHARE VALUE

Based upon the factors outlined above, it is reasonable to expect that the impact of the Transaction on the value per share will not be adverse.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Georgian.

Throughout the due diligence process, Southard Financial relied upon all information provided by Georgian and third party sources without independent verification.

Board  of  Directors
Georgian  Bancorporation,  Inc.


Based upon the analyses discussed above and other analyses performed by Southard Financial, the impact of the proposed Transaction to the shareholders of Georgian is expected to be favorable.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the price to be paid to the cashed out shareholders in the Transaction is fair, from a financial viewpoint, to the remaining shareholders of Georgian.

Thank you for this opportunity to be of service to the shareholders of Georgian Bancorporation, Inc.

                                        Sincerely  yours,

                                        SOUTHARD  FINANCIAL




Attachments:

Exhibit  1:  Georgian  Bancorporation,  Inc.  Document  Review  List

                                    EXHIBIT 1
                          GEORGIAN BANCORPORATION, INC.
                              DOCUMENT REVIEW LIST


     1.   Securities  and  Exchange  Commission  Form  10-KSB  of  Georgian
          Bancorporation,  Inc.  for  the  year  ended  December  31,  2003

     2. Securities and Exchange Commission Form 10-QSB of Georgian Bancorporation, Inc. for the quarters ended March 31 and June 30, 2004

     3. Consolidated Reports of Condition and Income for Bank with Domestic Offices Only of Georgian Bank for the period ended March 31, 2004

     4.   2004  Business  Plan  of  Georgian  Bank

     5. Uniform Bank Performance Report of Georgian Bank for the periods ended December 31, 2001-03 and March 31, 2004

     6.   Internal  financial  statements  of  Georgian Bancorporation, Inc. and
          Georgian  Bank  for  the  period  ended  April  30,  2004

     7.   Parent  company  only  financial  statements  (FR  Y-9 SP) of Georgian
          Bancorporation,  Inc.  for  the  periods  ended  December  31, 2001-03

     8. Confidential Private Placement Memorandum of Sweetwater Financial Group, Inc. dated July 16, 2003

     9.   Draft  copy  of  Proxy  Statement  of  Georgian  Bancorporation,  Inc.

     10. Additional pertinent information deemed necessary to render this opinion

                                      PROXY
                          GEORGIAN BANCORPORATION, INC.
                         SPECIAL MEETING OF SHAREHOLDERS

     The  undersigned hereby constitutes and appoints Gordon R. Teel and Kenneth
L. Barber, or either of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of Georgian Bancorporation, Inc. ("Georgian"), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held at the Metropolitan Club, 5895 Windward Parkway, Alpharetta, Georgia 30005 on __________, 2004 at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Special Meeting") upon the proposal described in the Proxy Statement and the Notice of Special Meeting of Shareholders, dated ____________, 2004, the receipt of which is acknowledged in the manner specified below.

     1. To vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Georgian Interim Corporation with and into Georgian, with Georgian surviving the merger and the holders of fewer than 2000 shares of Georgian common stock receiving $15.00 in cash in exchange for each of their shares of such stock.

          FOR   [ ]     AGAINST   [ ]     ABSTAIN   [ ]

     2. To vote on the adjournment of the special meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies or attendance at the meeting.

          FOR   [ ]     AGAINST   [ ]     ABSTAIN   [ ]

     3. In the discretion of the proxies on such other matters as may properly come before the Special Meeting or any adjournments thereof.


     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 ABOVE AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF.

     Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     DATED:  ________, 2004        _____________________________________________
                                        Signature


                                   _____________________________________________
                                        Signature if held jointly

     THIS PROXY IS SOLICITED BY GEORGIAN'S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

    Optional:  I _____do    _____ do not plan to attend the Special Meeting.